Exhibit 10.1

CONFIDENTIAL	EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BETWEEN

NETBANK

AND

EVERBANK

Dated as of May 18, 2007

i

5.5	No Undisclosed Liabilities	27

5.6	Title to Purchased Assets; Sufficiency	27

5.7	Absence of Certain Developments	28

5.8	Taxes	29

5.9	Real Property	29

5.10	Tangible Personal Property	30

5.11	Intellectual Property	30

5.12	Material Contracts	32

5.13	Employee Benefits	34

5.14	Labor	34

5.15	Litigation	35

5.16	Compliance with Laws; Permits	35

5.17	Environmental Matters	36

5.18	Insurance	37

5.19	Receivables	37

5.20	Loan Originations	37

5.21	Beacon Loans and Leases	38

5.22	Related Party Transactions	38

5.23	Financial Advisors	39

5.24	Deposits	39

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	40

6.1	Organization and Good Standing	40

6.2	Authorization of Agreement	40

6.3	Conflicts; Consents of Third Parties	40

6.4	Litigation	41

6.5	Financial Advisors	41

6.6	Financing	41

ARTICLE VII	COVENANTS	41

7.1	Access to Information	41

7.2	Conduct of Operations Pending the Closing	42

7.3	Consents	43

7.4	Regulatory Approvals	44

7.5	Further Assurances	45

7.6	No Shop	46

7.7	Non-Competition; Non-Solicitation; Confidentiality	47

7.8	Preservation of Records	48

7.9	Publicity	49

7.10	Notice to Borrowers and Lessees	49

7.11	Use of Name	49

7.12	Net Worth	49

ARTICLE VIII	EMPLOYEES AND EMPLOYEE BENEFITS	50

8.1	Employment	50

8.3	Standard Procedure	52

8.4	Terminated Employees	52

ARTICLE IX	CONDITIONS TO CLOSING	52

9.1	Conditions Precedent to Obligations of Purchaser	52

9.2	Conditions Precedent to Obligations of Seller	55

ARTICLE X	INDEMNIFICATION	55

10.1	Survival of Representations and Warranties	55

10.2	Indemnification	56

10.3	Indemnification Procedures	57

10.4	Limitations on Indemnification for Breaches of Representations and Warranties	59

10.5	Tax Treatment of Indemnity Payments	60

ARTICLE XI	TAXES	60

11.1	Transfer Taxes	60

11.2	Prorations	60

11.3	Cooperation on Tax Matters	61

ARTICLE XII	MISCELLANEOUS	61

12.1	Expenses	61

12.2	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	61

12.3	Entire Agreement; Amendments and Waivers	61

12.4	Governing Law	62

12.5	Notices	62

12.6	Severability	63

12.7	Binding Effect; Assignment	63

12.8	Knowledge	63

12.9	Disclosure Letter	63

12.10	Parent Agreement and Obligations	64

12.11	Non-Recourse	64

12.12	Counterparts	64

Schedules
1.1(a)	Aggregate Purchased Loan Value
1.1(b)	Deposit Liabilities
1.1(c)	Purchased Contracts
1.1(d)	Purchased Intellectual Property
1.1(e)	Purchased Technology
2.1(a)	NetBank Finance Assets
2.1(b)	Loans Held for Investment
2.1(c)	Leases Held for Investment
2.1(d)(i)	Meritage Loans Held For Investment
2.1(d)(ii)	Meritage Loans Held for Sale
2.1(e)	Beacon Loans
2.2(b)	Excluded Assets
2.2(s)	Mortgage Loans or Beacon Loans Subject to Legal Proceedings
2.3(a)	NetBank Finance Liabilities
2.11(c)	Routing, Transit and BIN Numbers
5.3(a)	Conflicts
5.3(b)	Consents
5.6	Sufficiency of Purchased Assets
5.7	Absence of Certain Developments
5.9(a)	Assumed Real Property Lease
5.10	Personal Property
5.11(a)	Intellectual Property
5.11(b)	Ownership of Intellectual Property
5.11(e)	Intellectual Property Licenses
5.11(i)	Intellectual Property Claims
5.12	Material Contracts
5.15(a)	Litigation
5.15(c)	Orders
5.16(a)	Compliance with Laws
5.17	Environmental
5.19	Receivables
5.20(a)	Agency Terminations
5.20(b)	Mortgage Loan Representations and Warranties
5.20(c)	Georgia Affordable Housing Corporation Loans and Habitat Loan Representations and Warranties
5.20(d)	HELOC Loans
5.22	Related Party Transactions
5.24(f)	Certificates of Deposit
5.24(i)	Term and Maturity Dates of Certificates of Deposit
6.3	Conflicts
7.5(c)	Employees to Sign Employment Agreements
7.11	Use of Name
8.1(a)	Transferred Employees

v

Exhibits
5.20(b)	Mortgage Loan Representation and Warranties
5.20(c)	Georgia Affordable Housing Corporation and Habitat Loan
5.21	Beacon Representations and Warranties
A	Transition Services Agreement
B	Holdback Agreement
C	Bill of Sale
D	Form of Assignment and Assumption Agreement
E	Licensing Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May 18, 2007 (the “Agreement”), between EverBank, a federal savings bank chartered under the laws of the United States, or its designated affiliate (“Purchaser”) and NetBank, a federal savings bank chartered under the laws of the United States (the Bank” or “Seller”).

BACKGROUND

Seller and its Subsidiaries presently engage in mortgage banking, banking and related activities and Seller desires to sell, transfer and assign to Purchaser or Purchaser’s designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein. Parent will be a party to this Agreement for the limited purposes set forth in Section 12.10 only.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1           Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have correlative meanings.

“Agency” means HUD or the applicable State Agency.

“Aggregate Purchased Loan Value” means the aggregate amount of the value of the Purchased Loans determined in accordance with the calculations set forth on Schedule 1.1(a).

“Ancillary Documents” means with respect to any Beacon Loans, Lease, Lease Agreements, or Loan Agreements, any security agreements,  guarantees, participation agreements, insurance loss payable endorsements, promissory notes, letters of credit, intercreditor agreements, servicing agreements, credit agreements, financing statements or similar documents related thereto or obtained in connection therewith.

“Applicable Requirements” means and includes, as of the time of reference, with respect to Seller’s and its Subsidiaries’ origination of Mortgage Loans (including Georgia Affordable Housing Loans and the Habitat Loan), Beacon Loans, Leases, and all related contractual obligations of Seller and its Subsidiaries (including any contained in a Mortgage Loan Document, Loan Agreement, Lease Agreement or Ancillary Document).

“April Balance Sheet” means the unaudited consolidated balance sheet of Parent, the Bank and the Subsidiaries as at April 30, 2007, as delivered by Seller to Purchaser.

“Assumed Real Property Lease” means that certain lease, as amended, of the Bank related to NetBank Finance located at 100 Executive Center Drive, Suite 101, Columbia, South Carolina 29210.

“Book Value” means the book value (net of any credit reserves, as applicable) determined in accordance with GAAP applied on a consistent basis with the same accounting principles and practices used by Seller in the preparation of the Balance Sheet (but only to the extent consistent with GAAP); provided, that for purposes of this definition of Book Value, (a) Leases that are more than 120 days delinquent shall be deemed to have a book value equal to zero; and (b) accrued interest and principal balance amounts that are 90 days or more past due and receivable in connection with Mortgage Loans or Beacon Loans that are 90days or more delinquent shall be deemed to have book value equal to zero.

“Business Day” means any day of the year, other than a Saturday or a Sunday, on which federal savings associations in Florida are open to the public for conducting business and are not required or authorized to close.

“CMC Litigation” shall be defined collectively as the following: (a) Illinois Union Insurance Co. v. Commercial Money Center, Inc., et al., Case No. CV-01-0685-KJD-RJJ (United States District Court for Nevada) (“Nevada Litigation”); (b) the multidistrict litigation In re Commercial Money Center, Inc., Equipment Lease Litigation, Case No. 1:02-CV-16000 (MDL Docket No. 1490) (United States District Court for the Northern District of Ohio, Eastern Division) (“MDL Litigation”); (c) the Bankruptcy proceedings of Commercial Money Center, Inc. styled In re Commercial Money Center, Inc., Bankruptcy Case No. 02-09721 (United States Bankruptcy Court for the Southern District of California) and the adversary proceeding brought therein, Kipperman v. NetBank FSB Adversary Proceeding No. 03-90331 (collectively, the “Bankruptcy Matters”); (d) Clayton v. Commercial Money Center, Inc., Case No. BC 253169 (California Superior Court, Los Angeles County) (the “LA Litigation”); and (e) all litigation and other proceedings related to the Nevada Litigation, the MDL Litigation, the Bankruptcy Matters, and/or the LA Litigation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or understanding, whether written or oral.

“Deposit Liabilities” means all of the Bank’s duties, obligations and liabilities (including accrued but unpaid interest) relating to the deposit accounts of the Bank as set forth on Schedule 1.1(b) (including, without limitation, all checking, savings, certificate of deposit, money market, and time deposit accounts).

“Deposit Conversion Date” means the date on which the processing of all Deposit Liabilities is transferred to Purchaser’s systems or the systems of a third party selected by Purchaser.

“Documents” means all files, documents, loan files, Mortgage Files, deposit records, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to NetBank Finance, the Purchased Assets and the Assumed Liabilities, in each case whether or not in electronic form.

“Employee” means each individual (including each common law employee, independent contractor and individual consultant), as of the date hereof, who is employed by Seller or its Subsidiaries, together with individuals who are hired by Seller or its Subsidiaries after the date hereof.

“Employee Benefit Plans” means any profit-sharing, pension, severance, thrift, savings, incentive, change of control, employment, retirement, vacation, bonus, retention, equity, deferred compensation, life insurance and any medical, vision, dental or other health plan, flexible spending account, cafeteria plan, holiday, disability or any other employee benefit plan or fringe benefit plan, agreement, arrangement or commitment, whether written or unwritten which is maintained, contributed to or required to be contributed to by Seller or any of the Subsidiaries.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means any Contract that is not a Purchased Contract.

“Excluded Real Property Leases” means any Real Property Lease other than the Assumed Real Property Lease.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements and other tangible personal property owned, leased or used by Seller in the conduct and operations of NetBank Finance, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Georgia Affordable Housing Loan” means a loan that is originated in conjunction with the Georgia Affordable Housing Corporation and secured by an interest in real property that consists of more than four dwelling units.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Habitat Loan” means the line of credit in favor of Habitat for Humanity North Central Georgia, Inc. under which is pledged to Seller various assignments of mortgage by mortgagors with respect to owner-occupied residential real property.

“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

“HELOC” means a loan that it is a home equity line of credit.

“Holdback Amount” means the sum of the Purchase Price Holdback Amount and the Indemnification Holdback Amount.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indemnification Holdback Amount” means $3,000,000.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related Mortgaged Property.

“Intellectual Property” means all right, title and interest in or relating to intellectual property and industrial property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names, URLs and websites; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) Trade Secrets; (vi) all other intellectual property and industrial property rights arising from or relating to Technology; and (vii) all Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant to Seller or any Subsidiary of any right relating to or under any third Person’s Intellectual Property, in each case which is used in connection with the Purchased Assets, Assumed Liabilities, or NetBank Finance.

 “IRS” means the Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process, including, without limitation, those relating to consumer credit and mortgage lending or brokering (including but not limited to the Real Estate Settlement Procedures Act, the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, any Environmental Law, ERISA, the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended.

“Leases” means all leases that are Purchased Assets, including all rights to delinquent payments, charge-offs, recoveries claims and judgments related to such leases.

“Lease Agreements” means all Contracts related to any Leases.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body, including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other material restriction or limitation whatsoever.

“Loan Agreements” means all Contracts related to Beacon Loans.

“Market Street” means Market Street Mortgage Corporation.

 “Market Street Joint Ventures” means each of NeuMark Mortgage Services, LLC, First Choice Lending Group, L.P. and H&P Mortgage Financial Group, L.P.

“Material Adverse Effect” means any event, state of facts, circumstances, developments, change or effect that, individually or in the aggregate with all other events, states of facts, circumstances, developments, changes and effects, is materially adverse to (i) the condition (financial or otherwise), assets, prospects or results of operations of NetBank Finance, the Assumed Liabilities or the Purchased Assets, taken as a whole, including any material adverse change in the prospective revenue generation of

NetBank Finance, the Assumed Liabilities and the Purchased Assets, or (ii) the ability of the Seller or Parent to consummate the transactions contemplated hereby or to perform their respective obligations under this Agreement on a timely basis provided, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect” pursuant to clause (i) only: any event, circumstance, change or effect arising out of or attributable to (a) changes in the economy or financial markets, including, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Seller as compared to other companies in the industry in which Seller operates; (b) changes that are caused by factors generally affecting the industry in which Seller operates, except to the extent any of the same disproportionately affects Seller; (c) changes in, or in the application of, GAAP; (d) changes in applicable Laws, except to the extent any of the same materially disproportionately affects Seller as compared to other companies in the industry in which Seller operates; and (e) any loss of, or adverse change in, the relationship of Seller with its employees or suppliers caused by the announcement of the transactions contemplated by this Agreement.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any loan that is, or upon closing or funding, will be, evidenced by a Mortgage and a Mortgage Note and secured by a Mortgaged Property, including, without limitation, first lien residential mortgage loans, HELOCs, junior lien home equity loans, Loans Held for Investment, Meritage Loans Held for Investment, Meritage Loans Held For Sale, Georgia Affordable Housing Loans and the Habitat Loan.

“Mortgage Loan Documents” means the documents relating to Mortgage Loans required by applicable Insurers, Agencies, investors, Law and Applicable Requirements to originate the Mortgage Loans whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

 “Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for Mortgage Loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

 “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Seller and the Subsidiaries through the date hereof consistent with past practice (including consistent with applicable credit and underwriting policies).

“Originator” means, with respect to any Mortgage Loan (including any Georgia Affordable Housing Loan or the Habitat Loan) or Beacon Loan, each entity or individual that (i) took the relevant loan application or (ii) processed the relevant loan application.

“Overdraft Accounts” means those overdraft lines of credit extended by Seller to its deposit account customers pursuant to a written agreement that are open as of the Closing.

“Parent” means NetBank, Inc., a Georgia corporation.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor against the carrying amount of the related assets; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the Purchased Assets, operations and financial condition of the Seller and the Subsidiaries that are not resulting from a breach, default or violation by Seller or any of the Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; provided, that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the Seller.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Purchase Price Holdback Amount” means two percent (2%) of the Book Value of the Leases Held for Investment.

“Purchased Contracts” means all leases for Furniture and Equipment, leases for other tangible personal property, the Assumed Real Property Lease, Intellectual Property Licenses, Leases, Beacon Loans, Loan Agreements, Mortgage Notes, Lease Agreements, and Ancillary Documents and all other Contracts listed on Schedule 1.1(c).

“Purchased Loans” means the Loans Held for Investment, Meritage Loans Held for Investment, Meritage Loans Held for Sale and Beacon Loans to be acquired by Purchaser at the Closing after accounting for adjustments in the aggregate unpaid balances of such loans between the date of the April Balance Sheet and the close of business on the date immediately preceding the Closing Date.

 “Purchased Intellectual Property” means all Intellectual Property owned or licensed by Seller or its Affiliates and used in connection with the Purchased Assets, Assumed Liabilities or NetBank Finance as set forth on Schedule 1.1(d).

“Purchased Technology” means all Technology owned or licensed by Seller or its Affiliates and used exclusively in connection with the Purchased Assets, Assumed Liabilities or NetBank Finance as set forth on Schedule 1.1(e).

“Real Property Lease” means real property and interests in real property leased by Seller or any Subsidiary.

“Receivables” means, as of a particular date, amounts due to or accruing for the benefit of Seller or any Subsidiary as of such date pursuant to any Mortgage Loan, Beacon Loan or Lease and the related Mortgage Notes, Loan Agreements, and Lease Agreements, including but not limited to accrued interest receivables and corporate advances.

“Regulatory Authorities” means, collectively, and as applicable, the Federal Trade Commission, the United States Department of Justice, the FDIC, the OTS, the IRS, the NASDAQ Stock Market (“Nasdaq”), the Securities and Exchange Commission (the “SEC”), the National Labor Relations Board and any other federal, state or local governmental authority, court, tribunal, agency, commission, public body or other Person with jurisdiction over the parties and their respective Subsidiaries.

“Seller Property” means the real property subject to the Assumed Real Property Lease.

“Seller’s Former Depositors” means those Persons who were depositors of Seller immediately prior to the Closing and who became customers of Purchaser as a result of the transactions contemplated by this Agreement.

“Servicing Assets” means all of Seller’s mortgage servicing rights.

 “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, in each case with respect to clauses (i) through (iv) to the extent that such Software is related to or used in connection with Purchased Assets, Assumed Liabilities or NetBank Finance.

“State Agency” means any state agency or other entity with authority to regulate the activities of Seller or any of its Subsidiaries relating to the origination or servicing of Mortgage Loans, Beacon Loans or Leases, or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by Seller or any of its Subsidiaries.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests is owned, directly or indirectly, by the Bank; provided, however, that each of the Market Street Joint Ventures shall be deemed to be a Subsidiary.

 “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing in each case to the extent that such Technology is used in connection with Purchased Assets, the Assumed Liabilities or NetBank Finance.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.

“Transition Services Agreement” means an agreement in substantially the form attached hereto as Exhibit A, which shall include all necessary schedules or statements of work that Purchaser deems necessary for its receipt of services from Seller or Seller’s Affiliates following the Closing and which schedules and statements of work shall be mutually acceptable to Purchaser and Seller and pursuant to which Seller will provide, or cause its Affiliates to provide, certain transition services to Purchaser and its subsidiaries.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acceptable Servicing Procedures	Exhibit 5.20(b)
Acquisition Transaction	7.6(a)
Agreement	Recitals
ACH	2.11(h)
Alt A Mortgage Loan	Exhibit 5.20(b)
ALTA	Exhibit 5.20(b)

Term	Section

Anti-Money Laundering Laws	Exhibit 5.20(c); Exhibit 5.20(b)
Antitrust Laws	7.4(b)
Appraised Value	Exhibit 5.20(b)
ARM Loan	Exhibit 5.20(b)
Asset Acquisition Statement	2.7
Assignment of Leases and Rents	Exhibit 5.20(c)
Assignment of Mortgage	7.5(e)
Assumed Liabilities	2.3
BPO	Exhibit 5.20(c)
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Balloon Payment	Exhibit 5.20(b)
Bank	Recitals
Bankruptcy Matters	1.1 (in CMC Litigation definition)
Basket	10.4(a)
Beacon	2.1(e)
Beacon Loans	2.1(e)
Burdensome Condition	9.1(f)
Business Marks	7.11
Buydown Agreement	Exhibit 5.20(b)
Buydown Fund	Exhibit 5.20(b)
Buydown Fund Account	Exhibit 5.20(b)
Buydown Loan	Exhibit 5.20(b)
Cap	10.4(c)
Closing	4.1
Closing Date	4.1
Closing Payment	3.3
Collateral Documents	Exhibit 5.20(b)
Collateral File	Exhibit 5.20(b)
Commercial Loan	Exhibit 5.20(c)(b)
Confidential Information	7.7(d)
Coop Ownership Interest	Exhibit 5.20(b)
Cooperative	Exhibit 5.20(b)
Cooperative Apartment	Exhibit 5.20(b)
Cooperative Lien Search	Exhibit 5.20(b)
Cooperative Loan	Exhibit 5.20(b)
Copyrights	1.1 (in Intellectual Property definition)
Credit File	Exhibit 5.20(b)
Credit Protection Instruments	2.1
Cut-off Date	Exhibit 5.20(b)
Cut-off Date Principal Balance	Exhibit 5.20(b)
Delinquent Monthly Payment	Exhibit 5.20(b)
Deposit Deductible	10.4(b)
Deposit Liabilities Amount	3.1
Detrimental Conditions	Exhibit 5.20(b)
Disclosure Letter	Article V
Due Date	Exhibit 5.20(b)
Escrow Payments	Exhibit 5.20(b)
Estimated Aggregate Purchased Loan Value	3.2(a)

Term	Section

Estimated Closing Statement	3.2(a)
Estimated NetBank Finance Book Value	3.2(a)
Estimated Purchase Price	3.2
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Leases	2.1(c)
Excluded Liabilities	2.4
Executive Order	Exhibit 5.20(c); Exhibit 5.20(b)
FDIC	5.3(b)
FEMA	Exhibit 5.20(c)
Final Closing Statement	3.4
Final Purchase Price	3.4
Financial Statements	5.4(a)
FIRPTA Affidavit	9.1(g)
Gross Margin	Exhibit 5.20(b)
Hazardous Materials	Exhibit 5.20(c)
Hedging Instrument	2.2(m)
Holdback Agreement	3.1
Indemnification Claim	10.3(b)
Index	Exhibit 5.20(b)
Initial Rate Cap	Exhibit 5.20(b)
Interest Only Mortgage Loan	Exhibit 5.20(b)
Interest Rate Adjustment Date	Exhibit 5.20(b)
Interest Rate Decrease Maximum	Exhibit 5.20(b)
Interest Rate Increase Maximum	Exhibit 5.20(b)
Investor Contracts	2.2(d)
Knowledge	12.8
Knowledge of Parent	12.8
Knowledge of Seller	12.8
LA Litigation	1.1 (in CMC Litigation definition)
Leases Held for Investment	2.1(c)
Loans Held for Investment	2.1(b)
Loss, Losses	10.2(a)(i)
LPMI Loan	Exhibit 5.20(b)
LPMI Rate	Exhibit 5.20(b)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Maturity Date	Exhibit 5.20(b)
Maximum Mortgage Interest Rate	Exhibit 5.20(b)
MDL Litigation	1.1 (in CMC Litigation definition)
Meritage	2.1(d)
Meritage Loan	2.1(d)
Meritage Loans Held For Investment	2.1(d)
Meritage Loans Held for Sale	2.1(d)
MERS	Exhibit 5.20(b)
MERS Loan	Exhibit 5.20(b)
MERS® System	Exhibit 5.20(b)
MIN	Exhibit 5.20(b)
Minimum Mortgage Interest Rate	Exhibit 5.20(b)

Term	Section

Minimum Net Worth	7.2
MOM Loan	Exhibit 5.20(b)
Monthly Payment	Exhibit 5.20(b)
Mortgage Files	Exhibit 5.20(b)
Mortgage Interest Rate	Exhibit 5.20(b)
Mortgage Loan Schedule	Exhibit 5.20(b)
Nasdaq	1.1 (in Regulatory Authorities definition)
Negative Amortization	Exhibit 5.20(b)
Negative Amortization Mortgage Loan	Exhibit 5.20(b)
Net Worth	7.12
Nevada Litigation	1.1 (in CMC Litigation definition)
NetBank Assumed Liabilities	3.1
NetBank Finance Book Value	3.1
NetBank Finance	2.1(a)
NetBank Finance Purchased Assets	3.1
Non Prime Mortgage Loan	Exhibit 5.20(b)
Nonassignable Assets	2.5(d)
OFAC	Exhibit 5.20(b)
OFAC Regulations	Exhibit 5.20(b)
OTS	6.1
Parent	Recitals
Patents	1.1 (in Intellectual Property definition)
Payment Adjustment Date	Exhibit 5.20(b)
Periodic Rate Cap	Exhibit 5.20(b)
Personal Property Leases	5.10(b)
Premium	3.1
Preliminary Purchase Price Estimate	3.2(a)
Pricing Adjustment	3.2(b)
Principal Prepayment	Exhibit 5.20(b)
Project	Exhibit 5.20(b)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Recitals
Purchaser 401(k) Plan	8.1(g)
Purchaser Benefit Plans	8.1(d)
Purchaser Disclosure Letter	6.3
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
REO	2.2(r)
Real Property Lease	5.9(a)
Refinanced Mortgage Loan	Exhibit 5.20(b)
Regulatory Consents	7.4(c)
Representatives	7.6(a)
Restricted Business	7.7(a)
Revised Statements	2.7
S&P	Exhibit 5.20(b)
SEC	1.1 (in Regulatory Authorities definition)
Security Release Certification	Exhibit 5.20(c)
Seller(s)	Recitals

Term	Section

Seller Documents	5.2
Seller Indemnified Parties	10.2(b)
Servicing Purchase Agreement	2.2(v)
Survival Period	10.1
Transfer Document(s)	10.2(a)(i)
Transfer Taxes	11.1
Transferred Employees	8.1(a)
Unpaid Principal Balance	Exhibit 5.20(b)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific items immediately following it.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except, in the case of tangible property, for Permitted Exceptions.  “Purchased Assets” shall mean the following assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller:

(a)           all of Seller’s assets relating to NetBank Business Finance, a division of the Bank (“NetBank Finance”), including those set forth on Schedule 2.1(a);

(b)           subject to Section 2.1(d), all of Seller’s Mortgage Loans classified as held for investment as set forth on Schedule 2.1(b) (the “Loans Held for Investment”);

(c)           all of Seller’s Leases classified as held for investment as set forth on Schedule 2.1(c) (the “Leases Held for Investment”), except for leases related to any CMC Litigation (“Excluded Leases”);

(d)           all loans (i) originated by Meritage Mortgage Corporation (“Meritage”) and classified as held for investment as set forth on Schedule 2.1(d)(i) (the “Meritage Loans Held for Investment”) and (ii) originated by Meritage, sold by Meritage or Seller and repurchased by Meritage or Seller and classified as held for sale as set forth on Schedule 2.1(d)(ii) (the “Meritage Loans Held For Sale”);

(e)           all recreational vehicle, aircraft and other loans originated by Beacon Credit Services, a division of Seller (“Beacon”), and classified as held for investment as set forth on Schedule 2.1(e) (the “Beacon Loans”);

(f)            all rights of Seller under the Assumed Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(g)           the Purchased Intellectual Property and the Purchased Technology;

(h)           all rights of Seller under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;

(i)            all Documents that are owned by Seller and used in or related to NetBank Finance, the Purchased Assets or the Assumed Liabilities, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Intellectual Property Licenses, Purchased Technology, all files, customer files, and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of Seller’s premises, but excluding personnel files for Employees;

(j)            all security deposits (including security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, prepaid insurance premiums,

prepaid utility expenses and interest on subleases, of Seller and the Subsidiaries under each Purchased Contract;

(k)           all Permits, including environmental permits, used by Seller or any Subsidiary in connection with NetBank Finance, the Assumed Liabilities or the Purchased Assets and the Bank’s routing and transit numbers and the BIN Numbers set forth on Schedule 2.11(c), the prefixes for all debit cards issued by the Bank and outstanding as of the Closing and all rights and incidents of interest therein;

(l)            all supplies owned by Seller and used in connection with NetBank Finance, the Assumed Liabilities or the Purchased Assets;

(m)          all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or any Subsidiary or with third parties, in each case to the extent relating to NetBank Finance, the Assumed Liabilities, or the Purchased Assets (or any portion thereof);

(n)           all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided, to Seller or any Subsidiary or to the extent affecting the Purchased Assets, Assumed Liabilities or NetBank Finance;

(o)           all third party property and casualty insurance proceeds, and all rights to third party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Assumed Liabilities, the Purchased Assets or NetBank Finance;

(p)           all Receivables as of the Closing;

(q)           all goodwill and other intangible assets associated with the Assumed Liabilities, the Purchased Assets, or NetBank Finance including customer and supplier lists, prospective client lists, broker and correspondent lists, and the goodwill associated with the Purchased Intellectual Property and/or the Purchased Technology; and

(r)            all Overdraft Accounts.

In addition, as a Purchased Asset, Purchaser will become the beneficiary of credit life, accidental, health and any other insurance written on loans and any other insurance on credit obligations or collateral securing Mortgage Loans, Beacon Loans and Leases (collectively “Credit Protection Instruments”) to the extent such Mortgage Loans, Beacon Loans, and Leases are Purchased Assets.

2.2           Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller or its Affiliates shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall include any and all assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, which are not Purchased Assets, including, without limitation, the following:

(a)           the Excluded Contracts;

(b)           all assets set forth on Schedule 2.2(b);

(c)           any claims, assets, receivables or potential proceeds arising from the CMC Litigation and related lease receivables;

(d)           any and all Contracts pursuant to which Seller or any Subsidiary sold any Mortgage Loans, Beacon Loans or Leases to any Person or Persons, including any amounts due from such Persons pursuant to such Contracts (“Investor Contracts”);

(e)           Mortgage Loans originated or repurchased by Market Street, including loans held for investment that were originated by Market Street (other than Loans Held for Investment);

(f)            shares of capital stock, units, membership interests or any other equity interests in Seller or any of its Affiliates;

(g)           cash, cash equivalents and restricted cash;

(h)           investment securities available for sale;

(i)            any assets used by Meritage;

(j)            all assets from Seller’s transaction processing segment, including, without limitation, NetBank Payment Systems, Inc. and Seller’s ATM services, point of sale transaction processing, online banking programs, payment and deposit processing and mortgage servicing;

(k)           all automobile loans and related contracts, promissory notes, security agreements, or secondary interests;

(l)            all deferred tax assets and tax net operating carryforwards;

(m)          all interest rate swaps, caps, floors, collars and option agreements or other interest rate risk management arrangements (collectively, “Hedging Instruments”);

(n)           all rights in connection with, and assets of, any Employee Benefit Plan, except to the extent otherwise provided in Article VIII hereof;

(o)           Excluded Real Property Leases;

(p)           all assets arising out of, under or in connection with the Bank’s bank-owned life insurance policies;

(q)           all of the assets of Market Street;

(r)            all real-estate owned property (each a “REO”);

(s)           all Mortgage Loans or Beacon Loans subject to any Legal Proceeding (excluding bankruptcy) or any other proceeding before a Governmental Body, and except as set forth on Schedule 2.2(s) to the Disclosure Letter;

(t)            all minute books, organizational documents, stock registers and such other books and records of Seller, Parent, or their respective Subsidiaries (including, without limitation, the Market Street Joint Ventures) as pertain to ownership, organization or existence of Seller and each Subsidiary and duplicate copies of such records as are necessary to enable Seller and the Subsidiaries to file Tax Returns and reports;

(u)           any Intellectual Property that is not Purchased Intellectual Property and any Technology that is not Purchased Technology; and

(v)           the Servicing Assets which may be purchased pursuant to a separate servicing purchase agreement (the “Servicing Purchase Agreement”).

2.3           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)           the Liabilities of NetBank Finance set forth on Schedule 2.3(a);

(b)           all of the Deposit Liabilities; and

(c)           all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period after the Closing Date.

2.4           Excluded Liabilities.  Purchaser will not assume or be liable for any Excluded Liabilities.  Seller shall, and shall cause the Subsidiaries to, timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities.  “Excluded Liabilities” shall mean the Liabilities of Seller and the Subsidiaries that are not Assumed Liabilities, including, without limitation:

(a)           all Liabilities associated with the Investor Contracts;

(b)           all Liabilities associated with the operations of Parent, Seller and the Subsidiaries, except as set forth in Section 2.3;

(c)           all Liabilities in respect of any and all products sold and/or services performed by Parent, Seller or the Subsidiaries on or before the Closing Date;

(d)           except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date; (ii) workers’ compensation claims against Seller or any of its Affiliates that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any Employee Benefit Plan;

(e)           all Liabilities arising out of, under or in connection with the Excluded Real Property Leases and any Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Parent, Seller or any Subsidiary accruing under such Contracts with respect to any period prior to Closing;

(f)            all Liabilities arising out of, under or in connection with any indebtedness of Seller or any of the Subsidiaries for borrowed money or any other indebtedness of Seller or any of its Subsidiaries (including, without limitation, any Federal Home Loan Bank indebtedness or indebtedness arising from the issuance of trust preferred securities);

(g)           all Liabilities arising out of, under or in connection with the Bank’s bank-owned life insurance policies;

(h)           all Liabilities for (i) Transfer Taxes; (ii) Taxes of Parent, Seller or the Subsidiaries; (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to Seller and the Subsidiaries pursuant to Section 11.2; and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(i)            all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operations of Parent, Seller or the Subsidiaries, including, without limitation, any claim for preferential payment by a bankruptcy trustee in respect of payments received by Parent, Seller or the Subsidiaries prior to or on the Closing Date or (ii) any Excluded Asset or Excluded Liability;

(j)            all Liabilities relating to any dispute with any client or customer of Parent, Seller or the Subsidiaries;

(k)           any derivative Liabilities and Liabilities under any Hedging Instruments;

(l)            any amounts payable for securities purchased;

(m)          any amounts due to any Affiliate of Seller; and

(n)           all of the escrow accounts related to the Servicing Assets, which accounts may be assumed pursuant to the Servicing Purchase Agreement and all of the escrow accounts relating to the subservicing of loans of IXIS Real Estate Capital, Inc.

2.5           Further Conveyances and Assumptions; Consent of Third Parties.

(a)           From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Subsidiaries to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)           From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure to Purchaser and its respective successors or assigns, all of the properties, assets, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)           If the balance due on any Mortgage Loan, Beacon Loan or Lease to be purchased pursuant to this Agreement has been reduced by Seller as a result of a payment by check received prior to the Closing, which item is returned after the Closing, the purchase price applicable to the transferred loan or lease shall be correspondingly increased, and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon receipt of funds in the amount of such returned item.

(d)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by

Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment or purported assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by either Seller or the applicable Subsidiary of Seller for the benefit of Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Subsidiary’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiary of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller on behalf of itself and its Subsidiaries authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Subsidiaries under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Subsidiary of Seller and on such Subsidiary’s behalf with respect thereto.

(e)           With respect to all Credit Protection Instruments, all coverage will continue to be the obligation of the current insurer after the Closing Date and for the duration of such insurance as provided under the terms of the policy or certificate to the extent permitted under such Credit Protection Instruments and without further cost to Seller.  If Purchaser becomes the beneficiary of the Credit Protection Instruments, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such Credit Protection Instruments after the Closing Date.  The parties’ obligations in this Section 2.5 are subject to any restrictions contained in existing insurance contracts and to applicable Law.

2.6           Bulk Sales Laws.  Purchaser hereby waives compliance by Seller and the Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, that Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article X and (iii) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance.  Any “bulk-transfer” Law that addresses Taxes shall be governed by Article XI and not by this Section 2.6.

2.7           Purchase Price Allocation.  Not later than 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate).  Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any).  The Purchase Price paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statement provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller, or their respective Affiliates shall be prepared consistently with such allocation.  For purposes of this Section 2.7, the Purchased Assets include the covenant not to compete as set forth in Section 7.7.

2.8           Right to Control Payment.  Purchaser shall have the right, but not the obligation, to make any payment due from Seller or the Subsidiaries with respect to any Excluded Liabilities which are not paid by Seller or the Subsidiaries within seven Business Days following written request for payment from Purchaser if Purchaser reasonably believes that such payment is necessary to protect Purchaser’s interest in the Purchased Assets, NetBank Finance and/or the Assumed Liabilities; provided, that if Seller or the Subsidiaries advise Purchaser in writing during such seven Business Day period that a good faith payment dispute exists or Seller or the Subsidiaries have valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability.  Seller and the Subsidiaries agree to reimburse Purchaser promptly and in any event within seven Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8.

2.9           Proration of Certain Expenses.  Subject to Section 11.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments due under the Assumed Real Property Lease and any other leases constituting part of the Purchased Assets shall be prorated between Seller and the Subsidiaries, on the one hand, and Purchaser, on the other hand, as of the Closing Date.  Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Assumed Real Property Lease or any such other leases up to and including the Closing Date; provided, that Seller reserves the right to dispute any Taxes owed with respect to any computer equipment leases assumed by Purchaser.  Subject to any disputed Tax payments as set forth above, Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Assumed Real Property Lease or any such other leases that are Purchased Assets after the Closing Date.  Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.

2.10         Receivables.  Seller shall provide reasonable assistance to Purchaser in the collection of Receivables.  If Seller or any of the Subsidiaries shall receive payment in respect of Receivables that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.

2.11         Assumption of Deposit Liabilities.

(a)           Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, through automated teller machines, over the counter or through the check clearing system or any other clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

(b)           If, after the Closing Date, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment; provided, that, for purposes of maintaining relationships with Seller’s Former Depositors, if Seller shall pay the same pursuant to mutually agreed upon procedures, Purchaser agrees to reimburse Seller for any such payments, Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders, and any such representations or warranties implied by law are hereby expressly disclaimed.  Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 days after the Closing Date and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

(c)           Effective as of the Closing Date, Seller shall assign its routing and transit number and its debit card BIN numbers, each as identified on Schedule 2.11(c) to the Disclosure Letter, to Purchaser, and Purchaser shall employ the routing and transit number with respect to the Deposit Liabilities and transactions relating thereto.  Purchaser and Seller agree, at Seller’s cost and expense to notify Seller’s Former Depositors affected thereby, on or before the Closing, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser’s assumption of Deposit Liabilities.  In addition, Purchaser and Seller will jointly notify Seller’s affected depositors by letter of the pending assignment of Seller’s deposit accounts to Purchaser, which notice shall be at Seller’s cost and expense and in a form mutually agreeable to Seller and Purchaser.  The Purchaser may provide, at its sole expense, such customers with notices of changes in terms and other information regarding the transaction contemplated hereby.  The parties shall cooperate and coordinate such notices and shall, to the extent practicable, combine mailings and share the costs of any combined mailings.

(d)           Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to assumed Deposit Liabilities as of the Closing that are returned to Seller after the Closing.

(e)           On and after the Deposit Conversion Date, Purchaser will assume and discharge Seller’s duties and obligations in accordance with the terms and conditions and Laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed pursuant to this Agreement at such Closing.

(f)            On and after the Deposit Conversion Date, Purchaser will maintain and safeguard in accordance with applicable Law and sound banking practices, all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller’s right of access to such records as provided in this Agreement.

(g)           Seller will be entitled to impose normal fees and service charges on a per item basis through Closing, but Seller will not impose periodic fees or blanket charges in connection therewith.

(h)           After the Closing, Purchaser shall collect from Seller’s Former Depositors amounts equal to any debit card chargebacks connected with a Deposit Liability, and any Visa, MasterCard or other debit card chargebacks under the MasterCard and Visa Merchant Agreements or other chargeback agreements between Seller and Seller’s Former Depositors or amounts equal to any deposit items returned to Seller after the Closing which were honored by Seller prior to the Closing and remit such amounts so collected to Seller.  Purchaser agrees to immediately remit to Seller any funds held in the Depositor’s related transferred account of Seller’s Former Depositor when the Purchaser receives such notice from Seller, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item.  Notwithstanding the foregoing, Purchaser shall have not duty to remit funds for any item or charge that has been improperly returned or charged to Seller.

(i)            Any cash items paid by Seller and not cleared prior to the Closing Date shall be the responsibility of Seller.

ARTICLE III

CONSIDERATION

3.1           Purchase Price.  The purchase price (the “Purchase Price”) shall be an amount equal to the sum of (i) the Aggregate Purchased Loan Value; less (ii) the amount of the Deposit Liabilities (the “Deposit Liabilities Amount”); plus (iii) the Book Value of the Purchased Assets set forth in Section 2.1(a) as of the Closing Date and the Book Value of the Leases Held For Investment (collectively, the “NetBank Finance Purchased Assets”) net of the Assumed Liabilities set forth in Section 2.3(a) as of the Closing Date (the “NetBank Assumed Liabilities”) (collectively, the “NetBank Finance Book Value”); plus (iv) Five Million Dollars ($5,000,000) (the “Premium”).  The Purchaser shall withhold the Holdback Amount, which is being held back pursuant to the holdback agreement in the form attached hereto as Exhibit B (the “Holdback Agreement”).

3.2           Estimated Purchase Price.

(a)           Seller shall furnish to Purchaser, at least 10 days prior to the Closing, a statement (the “Estimated Closing Statement”) reflecting (i) the estimated unpaid balances of the Purchased Loans as of the Closing Date and the estimated Aggregate Purchased Loan Value (the “Estimated Aggregate Purchased Loan Value”), (ii) the estimated Deposit Liabilities Amount, and (iii) the estimated NetBank Finance Book Value in a form with sufficient detail to itemize assets and liabilities (the “Estimated NetBank Finance Book Value”).  The Seller shall furnish to Purchaser a statement detailing the estimated calculation of the Purchase Price (“Preliminary Purchase Price Estimate”), which shall equal the sum of (1) the sum of clauses (i) through (iii) in the immediately preceding sentence; plus (2) the Premium.

(b)           On the Closing Date, Seller shall update the Preliminary Purchase Price Estimate to reflect the Aggregate Purchased Loan Value, the Deposit Liabilities Amount and the NetBank Finance Book Value each as of the night prior to Closing after the completion of nightly processing (the “Pricing Adjustment”).  The Estimated Purchase Price shall be the Preliminary Purchase Price Estimate, as adjusted by the Pricing Adjustment.

3.3           Closing Payment.  The closing payment (the “Closing Payment”) shall be equal to the Estimated Purchase Price less the Holdback Amount.  In the event that the Closing Payment is a positive amount, the Closing Payment will be paid by Purchaser at the Closing by wire transfer of immediately available funds to an account of Seller designated to Purchaser at least five Business Days prior to the Closing.  In the event that the Closing Payment is a negative amount, the Closing Payment will be paid by Seller at the Closing by wire transfer of immediately available funds to an account of Purchaser designated to Seller at least five Business Days prior to the Closing.

3.4           Final Purchase Price .  As soon as practicable after the Closing, but in no event later than 45 days after the Closing Date, Purchaser will prepare (or cause to be prepared) and deliver to Seller a statement as of the close of business on the Closing Date (the “Final Closing Statement”) based on updated electronic data files and balance sheet information setting forth (i) the Aggregate Purchased Loan Value, (ii) the Deposit Liabilities Amount and (iii) the NetBank Finance Book Value (including changes in the unpaid balances of the Leases Held for Investment) as of the Closing Date with a calculation of the Purchase Price based on the sum of (1) the sum of clauses (i) through (iii) of this sentence, plus (2) the Premium (the “Final Purchase Price”). The Final Purchase Price will be prepared using the methodologies set forth in this Agreement including the schedules hereto and, in the case of Book Value determinations, by applying the same accounting principles and procedures as are contemplated by the definition of Book Value as contained herein.  No later than five Business Days after the delivery of the Final Closing Statement:

(a)           if the Estimated Purchase Price is greater than the Final Purchase Price, and the amount of such difference is greater than the Purchase Price Holdback Amount, then the Purchase Price Holdback Amount shall be reduced to zero and Seller shall pay to Purchaser the amount by which the difference between the Estimated Purchase Price and Final Purchase Price exceeds the Purchase Price Holdback Amount, plus simple interest on the amount of such difference from the Closing Date to the date of payment at an interest rate equal to six percent (6.0%) per annum by wire transfer of immediately available funds to such account or accounts of Purchaser designated pursuant to Section 3.3;

(b)           if the Estimated Purchase Price is greater than the Final Purchase Price, and the amount of such difference is less than the Purchase Price Holdback Amount, then the Purchase Price Holdback Amount shall be reduced by the amount of such difference and any remaining Purchase Price Holdback Amount shall be paid by Purchaser to Seller to such account or accounts of Seller designated pursuant to Section 3.3; or

(c)           if the Final Purchase Price is greater than the Estimated Purchase Price, then (A) Purchaser shall pay to Seller the amount of the difference between the Estimated Purchase Price and the Final Purchase Price, plus simple interest on the amount of such difference from the Closing Date to the date of payment at an interest rate equal to six percent (6.0%) per annum and (B) the Purchase Price Holdback Amount shall be disbursed to Seller, in each case by wire transfer of immediately available funds to such account or accounts of Seller designated pursuant to Section 3.3.

3.5           Holdback Amount.  On the Closing Date, the Purchaser shall withhold or be paid by Seller in accordance with Section 3.3: (a) the Purchase Price Holdback Amount for disbursement in accordance with the terms of this Agreement and which will be held for purposes of adjustment between the Estimated Purchase Price and the Final Purchase Price, and (b) the Indemnification Holdback Amount which will be held for purposes of making indemnification payments pursuant to Article X. Purchaser and Seller agree that the Holdback Amount is part of the consideration paid to Seller and the obligation to pay the Holdback Amount to Seller is absolute and unconditional, subject only to the terms and conditions of this Agreement.  The remaining Indemnification Holdback Amount shall be released to Seller within five Business Days following the third anniversary of the Closing by wire transfer of immediately available funds to such account or accounts of Seller as Seller specifies in writing to Purchaser in the manner specified herein for the delivery of notices; provided, that if Purchaser has submitted a notice for indemnification on or prior to the third anniversary of the Closing and such indemnification claim is not finally determined until after the third anniversary of the Closing, then the Indemnification Holdback Amount shall remain subject to indemnification claim and any remaining portion of the Indemnification Holdback Amount shall not be released to Seller until after such indemnification claim shall have been finally determined and any indemnification payments to Purchaser have been made.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Alston & Bird LLP located at the Atlantic Building, 950 F Street N.W. Washington, D.C. 20004 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of Seller or Purchaser on or after August 31, 2007 if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material breach of any of its representations, warranties, covenants or agreements hereunder;

(b)           by mutual written consent of Seller and Purchaser;

(c)           by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(d)           by Purchaser upon written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that has had or has a reasonable likelihood of having a Material Adverse Effect;

(e)           by Purchaser upon written notice from Purchaser to Seller if Seller, Parent or Market Street files bankruptcy, becomes insolvent or is the subject of any involuntary bankruptcy or receivership proceeding;

(f)            by Purchaser upon written notice from Seller to Purchaser that Seller or any of Seller’s Affiliates has executed or entered into an agreement that would result in an Acquisition Transaction;

(g)           by Purchaser, if there shall have been a breach by any Seller of any representation, warranty, covenant or agreement of such Seller set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.1(a), or 9.1(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within ten Business Days following receipt by Seller of written notice of such breach from Purchaser; or

(h)           by Seller, if there shall have been a breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 9.2(a) or 9.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within ten Business Days following receipt by Purchaser of notice of such breach from Seller.

4.3           Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) if this Agreement is terminated by Purchaser pursuant to Section 4.2(e) (other than in connection with any involuntary bankruptcy or receivership), Section 4.2(f) or Section 4.2(g), and within 12 months after such termination, Seller executes an agreement that would result in an Acquisition Transaction, then Seller shall, in addition to any other Liabilities accruing hereunder, pay to Purchaser within five Business Days of consummation of such Acquisition Transaction (i) the cost of all filing or other fees paid by Purchaser to any Governmental Body in respect of the transactions contemplated by this Agreement and (ii) an amount equal to $6,000,000; (b) the obligations of the parties set forth in this Section 4.3 and Articles X and XII hereof shall survive any such termination and shall be enforceable hereunder; and (c) nothing in this Section 4.3 shall relieve Purchaser or Seller of any Liability for a breach of this Agreement, the representations, warranties or covenants of Purchaser or Seller contained in this Agreement or in any Seller Documents or Purchaser Documents prior to the effective date of such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter provided by Seller to Purchaser as of the date of this Agreement (the “Disclosure Letter”), Seller hereby represents and warrants to Purchaser that:

5.1           Organization and Good Standing.

(a)           Seller and Market Street are duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties or assets that it purports to own or use, and, with respect to Seller only, to perform all of its respective obligations in connection with the Purchased Assets, Assumed Liabilities, and NetBank Finance. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation, in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such failures to so qualify that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.

(b)           Seller has made available or delivered to Purchaser a true and complete copy of its certificates of incorporation and bylaws (or equivalent organizational documents), each as amended to date, and such documents are in full force and effect.

5.2           Authorization of Agreement.  Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and the Seller Documents and Seller has all requisite corporate power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate to be executed by Seller and delivered to Purchaser pursuant to this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been approved by the Board of Directors of Parent and have been duly authorized by all requisite corporate action on the part of Seller and no other corporate action is required by Seller and its Affiliates for the authorization and execution of this Agreement and the Seller Documents and the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Bank and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, as the case may be, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  The fair value of the Purchased Assets as of the date of the most recent available financial information does not exceed two-thirds of the fair value of the assets of Parent on a consolidated basis.  The portion of Parent’s consolidated revenues for the year ended December 31, 2006 represented or produced by the Purchased Assets does not exceed two-thirds of Parent’s consolidated revenues for the year ended December 31, 2006.

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a) to the Disclosure Letter, none of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller or the Subsidiaries under, any provision of: (i) the certificate of incorporation and by-laws or comparable organizational documents of a Seller; (ii) any Contract or Permit to which a Seller or any Subsidiary is a party or by which any of the properties or assets of Seller; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b)           No consent, waiver, approval, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller, except (A) for (1) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by the OTS and the Federal Deposit Insurance Corporation (“FDIC”) and (2) compliance with the applicable requirements of the HSR Act(1) and (B) as set forth on Schedule 5.3(b) to the Disclosure Letter.

5.4           Financial Statements.

(a)           Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheet of Parent, the Bank and the Subsidiaries as at December 31, 2005 and the related audited consolidated statements of income and of cash flows of Parent, the Bank and the Subsidiaries for the year then ended and (ii) the unaudited consolidated balance sheets of Parent, the Bank and the Subsidiaries as at December 31, 2006 and each month end from January 2007 through April 2007 and the related consolidated statements of income and cash flows of Parent, the Bank and the Subsidiaries for the periods ending December 31, 2006 and each month end from January 2007 through April 2007 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Except as adjustments are required by Parent’s or Seller’s interdependent auditor in connection with the audited consolidated balance sheets of Parent, the Bank and the Subsidiaries as of December 31, 2006, each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented, subject, in the case of unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which

(1)           HSR Act filing requirement to be discussed with Seller’s counsel.

will not, individually or in the aggregate, be material in amount or effect) and the absence of notes (that, if presented, would not differ materially from those included in the audited Financial Statements), and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent, the Bank and the Subsidiaries as at the dates and for the periods indicated.  As of their respective dates, the Financial Statements did not, and any financial statements subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

For the purposes hereof, the unaudited consolidated balance sheet of Parent, the Bank and the Subsidiaries as at March 31, 2007 is referred to as the “Balance Sheet” and March 31, 2007 is referred to as the “Balance Sheet Date.”

(b)           Seller, Parent and Market Street make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the acquisitions and dispositions of their respective assets.  Seller and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  The Financial Statements were compiled and will be compiled from and are and will be in accordance with the books and records of Seller and the Subsidiaries. The books and records (including the books of account, minute books, stock record books and other records) of Seller and the Subsidiaries, all of which have been made available to Purchaser, are true and complete, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all of those books and records shall be in the possession of Seller.

(c)           The financial projections regarding NetBank Finance provided by Seller to Purchaser prior to the date hereof were reasonably prepared on a basis reflecting the best estimates, assumptions and judgments of management of Seller, at the time provided to Purchaser and as of the date hereof, as to the future financial performance of NetBank Finance.

(d)           Seller has provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case to the extent relating to the Purchased Assets and NetBank Finance and the operation thereof, whether the same are issued to a Seller or any of its Affiliates.

(e)           Except as contemplated by this Agreement, since April 30, 2007, there has been no change in the condition (financial or otherwise), business, operations, assets or liabilities of Seller or any of its Subsidiaries that has had, or could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

5.5           No Undisclosed Liabilities.  Seller does not have any indebtedness, obligations or Liabilities of any kind other than those that do not arise out of or relate to the Purchased Assets, Assumed Liabilities or NetBank Finance.

5.6           Title to Purchased Assets; Sufficiency.  Seller owns and has good and marketable title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.  Except as set forth on Schedule 5.6 to the Disclosure Letter, the Purchased Assets are sufficient for Purchaser to conduct the business of NetBank Finance from and after the Closing Date without interruption and in the Ordinary Course of Business.

5.7           Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth on Schedule 5.7 to the Disclosure Letter, since the Balance Sheet Date (a) Seller has used and operated the Purchased Assets, and NetBank Finance only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that has had or has a reasonable likelihood of having (i) a Material Adverse Effect or (ii) a materially adverse effect on the condition (financial or otherwise), assets, prospects or results of operations of Seller, Parent, or Market Street.  Without limiting the generality of the foregoing, except as set forth on Schedule 5.7 to the Disclosure Letter, since the Balance Sheet Date:

(i)            Seller has not incurred any Liabilities of any nature other than items incurred in the regular and Ordinary Course of Business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve;

(ii)           there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Seller Property, or the personal property that comprises the Purchased Assets or NetBank Finance, having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

(iii)          Seller has not (A) increased the salary, bonus or other compensation (other than compensation increases not exceeding five percent (5.0%) per annum and otherwise made in the Ordinary Course of Business) of any Employee; (B) increased the benefits, waivers or variations for the benefit of any such Employee, or otherwise amended, or made payments or grants of awards that were not required, under any Employee Benefit Plan, or adopted or executed of any new Employee Benefit Plan (other than any such events in the Ordinary Course of Business); or (C) established, assumed, adopted or amended any collective bargaining agreement or recognized any labor organization as the collective bargaining representative of any Employees;

(iv)          Seller has not executed any employment, severance, change in control or similar agreements, other than in the Ordinary Course of Business;

(v)           Seller has not made or rescinded any election relating to Taxes, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed Tax Returns, in each case, to the extent related to the Purchased Assets or NetBank Finance;

(vi)          there has not been any material change in the (A) business organization of NetBank Finance (including all agency, brokerage and similar relationships of NetBank Finance; (B) services provided by the advisors, managers, officers, Employees, underwriters, agents, brokers or sales representatives of NetBank Finance or; (C) relationships and goodwill with customers, suppliers, correspondents, investors, credit enhancers, attorneys, licensors, landlords, creditors, employees, agents, brokers, and others having business relationships with NetBank Finance; or (D) existing levels of insurance coverage of Seller;

(vii)         Seller has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(viii)        Seller has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller or any Subsidiary that were material to the Purchased Assets or NetBank Finance, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(ix)           Seller has not written up the value of any Purchased Assets with a book value on the Balance Sheet in excess of $5,000, determined as collectible any Receivable in excess of $50,000, or any portion thereof in excess of $25,000, which were previously considered uncollectible, or written off as uncollectible any Receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the Ordinary Course of Business, none of which is material in amount;

(x)            Seller has not instituted or settled any material Legal Proceeding affecting the Purchased Assets or Assumed Liabilities;

(xi)           Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property;

(xii)          Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8           Taxes.  There are no Liens relating or attributable to Taxes with respect to, or in connection with, the Purchased Assets, the Assumed Liabilities or NetBank Finance.  Insofar as factual matters relating to Seller or its respective Subsidiaries are concerned, there is no basis for the assertion of any claim for Taxes which, if adversely determined, would or is reasonably likely to result in the imposition of any Lien on the Purchased Assets, the Assumed Liabilities or NetBank Finance or otherwise adversely affect Purchaser, or Seller or their use of such assets.

5.9           Real Property.

(a)           The Seller Property and the buildings, fixtures and improvements thereon owned or leased by a Seller are in good operating condition and repair (subject to normal wear and tear).  Seller has delivered or otherwise made available to Purchaser true, correct and complete copy of the Assumed Real Property Lease, together with all amendments, modifications or supplements thereto, including any assignments thereof, and each and every instrument constituting the Assumed Real Property Lease, including all of said amendments, modifications, supplements and assignments, is accurate and completely identified in Schedule 5.9(a) to the Disclosure Letter.

(b)           Seller has a valid and enforceable leasehold interest under the Assumed Real Property Lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Assumed Real Property Lease is in full force and effect, and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Assumed Real Property Lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Assumed Real Property Lease has exercised any termination rights with respect thereto.

(c)           Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of the Seller Property, and Seller has fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)           There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect the Seller Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)           Seller has not received any notice from any insurance company that has issued a policy with respect to the Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

5.10         Tangible Personal Property.

(a)           Seller has good and marketable title to all of the items of tangible personal property that are or will be Purchased Assets (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than Permitted Exceptions.  All such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)           Schedule 5.10 to the Disclosure Letter sets forth all leases of personal property involving annual payments in excess of $10,000 relating to personal property used by Seller exclusively in connection with NetBank Finance or by which the properties or assets of NetBank Finance is bound (“Personal Property Leases”).  All of the items of personal property under the Personal Property Leases are in good condition and repair and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  Seller has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           Seller has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each of the Personal Property Leases is in full force and effect.  There is no default under any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.11         Intellectual Property.

(a)           Schedule 5.11(a) to the Disclosure Letter sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights owned by Seller, Parent or any Subsidiary or used by such entity in the conduct of its business.  Schedule 5.11(a) to the Disclosure Letter lists (i) the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable.

(b)           Except as disclosed in Schedule 5.11(b) to the Disclosure Letter, Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property and the Purchased Intellectual Property includes each of the Copyrights in any works of authorship prepared by or for a Seller that resulted from or arose out of any work performed by or on behalf of a Seller or by any employee, officer, consultant or contractor of any of them.  Except as disclosed in Schedule 5.11(b) to the Disclosure Letter, to the Knowledge of Seller, Seller is the sole and exclusive owners of, or have valid and continuing rights to use, sell and license, as the case may be, all Purchased Intellectual Property as the same is used, sold and licensed in its business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e) to the Disclosure Letter).

(c)           The Purchased Intellectual Property, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the respective business operations of the Seller as presently and as currently proposed to be conducted in connection with the Purchased Assets, Assumed Liabilities or NetBank Finance, and the present and currently proposed business practices, methods and operations of Seller relating to the Purchased Assets, Assumed Liabilities or NetBank Finance do not infringe, constitute an unauthorized use, misappropriation or violation of any Copyright, Trade Secret or other similar right of any Person and, to the Knowledge of Seller, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its Affiliates or any of their present or former employees is a party).  The Purchased Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property necessary and sufficient to enable Seller to conduct its businesses in the manner in which it is currently being conducted.

(d)           Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(e) to the Disclosure Letter, Seller is not required, obligated, or under any Liability whatsoever, to make any payment by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or other third Person, with respect to the use thereof or in connection with the conduct of their respective business operations as currently conducted or proposed to be conducted.

(e)           Schedule 5.11(e) to the Disclosure Letter sets forth a complete and accurate list of all Contracts, excluding Contracts for off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, related to the Purchased Assets, Assumed Liabilities and NetBank Finance (i) to which Seller is a party (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct their respective business operations in any market or geographical area or with any Person or (ii) to which Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property.

(f)            Each of the licenses for Purchased Intellectual Property and Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Seller is not in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.  Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions.  Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(g)           No Trade Secret or any other non-public, proprietary information included in the Purchased Assets material to respective businesses of the Seller as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by Seller to any of their employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property.  Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industries in which Seller operates.  Each employee, consultant and independent contractor of Seller has entered into a written non-disclosure and invention assignment agreement with them in a form reasonably acceptable to them and provided to Purchaser prior to the date hereof.

(h)           As of the date hereof, neither Seller nor Parent is the subject of any pending or, to the Knowledge of Seller or Parent, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or Parent or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property.  Neither Seller nor Parent has received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller or Parent, there are no facts or circumstances that would form the basis for any such claim or challenge.  The Purchased Intellectual Property, and all of Seller’s or Parent’s rights in and to the Purchased Intellectual Property, are valid and enforceable.

(i)            Except as disclosed on Schedule 5.11(i) to the Disclosure Letter, to the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by Seller.

(j)            There are no Orders to which Seller is a party or by which it is bound which restrict, in any material respect, any rights to any Purchased Intellectual Property.

(k)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property.

(l)            No present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property.  To the Knowledge of Seller, no employee, consultant or independent contractor of Seller is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)          The Purchased Technology represents (a) all of the Software owned exclusively by Seller that is material to the operation of NetBank Finance and (b) all other Software used in NetBank Finance that is not exclusively owned by Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

5.12         Material Contracts.

(a)           Schedule 5.12 to the Disclosure Letter sets forth all of the following Contracts to which Seller or any of the Subsidiaries is a party or by which Seller or any Subsidiary is bound and that relate to or are used by NetBank Finance, or that relate to the Purchased Assets or Assumed Liabilities (collectively, the “Material Contracts”):

(i)            Contracts with any Affiliate or current or former officer, director, stockholder or Affiliate of Seller or any of the Subsidiaries or any agent, broker or sales representative of Seller or any of the Subsidiaries;

(ii)           Contracts with any labor union or association representing any employees of Seller or any of the Subsidiaries;

(iii)          Contracts for the sale of any of the assets of Seller or any of the Subsidiaries or for the grant to any person of any preferential rights to purchase any of their assets other than in the Ordinary Course of Business and not material in amount in the aggregate;

(iv)          Contracts for joint ventures, strategic alliances or partnerships or other Contracts (however named) involving a sharing of profits, losses, costs or Liabilities by Seller or any of the Subsidiaries with any other Person;

(v)           Contracts prohibiting or limiting the ability of Seller or any of the Subsidiaries to (A) engage in any line of business, (B) compete with, obtain products or services from, or provide services or products to, any Person, (C) carry on or expand the nature or geographical scope of their respective business operations anywhere in the world or (D) disclose any confidential information in their possession (and not otherwise generally available to the public);

(vi)          Contracts relating to the acquisition by Seller or any of the Subsidiaries of any operating business or the capital stock of any other Person;

(vii)         Contracts relating to incurrence, assumption or guarantee of any indebtedness in excess of $100,000 or imposing a Lien on any of its assets;

(viii)        Purchased Contracts involving (A) leases by Seller or any of the Subsidiaries from or to any other Person of any tangible personal property or real property other than the Leases or (B) purchases or sales by Seller or any of the Subsidiaries of materials, supplies, equipment or services and which, in the case of clauses (A) and (B), calls for future payments in excess of $100,000 in any year;

(ix)           Contracts under which Seller or any of the Subsidiaries have made advances or loans to any other Person other than in the Ordinary Course of Business;

(x)            Contracts for the employment (including “at will” employment) of, or providing for a severance, retention, or change in control payment to, any individual on a full-time, part-time or consulting or other basis, in each case, providing annual compensation in excess of $100,000;

(xi)           outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Seller or any of the Subsidiaries;

(xii)          Contracts (or a group of related contracts) which involve the expenditure of more than $50,000 annually or $100,000 in the aggregate or require performance by any party more than one year from the date hereof; and

(xiii)         Contracts that are otherwise material to the Purchased Assets or NetBank Finance.

(b)           Each of the Material Contracts and the Purchased Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller and/or a Subsidiary, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither Seller nor any Subsidiary is in default under any Material Contract or Purchased Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract or Purchased Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any Material Contract or Purchased Contract has exercised any termination rights with respect thereto.  Seller and its Subsidiaries have, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions.  Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts and all Purchased Contracts, together with all amendments, modifications or supplements thereto.

5.13         Employee Benefits.

(a)           None of Seller, Parent nor any Subsidiary has any formal commitment, or intention communicated to employees, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan of Seller.

(b)           With respect to each of the Employee Benefit Plans, Seller has delivered to Purchaser true and complete copies of each of the following documents, if applicable: (i) a signed copy of the most recent plan document (including all amendments thereto); (ii) signed copies of trust documents and insurance contracts; (iii) the annual reports (Form 5500 and schedules thereto) filed for the last three years; and (v) the most recent summary plan description, together with each summary of material modifications.

(c)           Neither Seller nor any ERISA affiliate has ever maintained or participated in any Employee Benefit Plan which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, without limitation, any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).  An ERISA affiliate for purposes of this Section 5.13 is any person or entity that would be considered, when combined with a Seller, a single employer pursuant to Section 414 of the Code.

5.14         Labor.

(a)           There is no labor or collective bargaining agreement with any union or similar labor organization covering any Employee.

(b)           No petition for certification or union election is existing or pending with respect to any Employee and no union, labor organization or collective bargaining unit has sought certification or recognition within the preceding three (3) years with respect to any Employee.

(c)           All Employees who are not a party to an employee agreement with Seller or an Affiliate of Seller are at-will employees.

(d)           There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller or any of the Subsidiaries involving any Employee.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee.

5.15         Litigation.

(a)           Except as set forth on Schedule 5.15(a) to the Disclosure Letter, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key employees of Seller, pending or threatened, against any of the officers, directors or key employees of Seller or any of its Affiliates relating to NetBank Finance, the Assumed Liabilities or the Purchased Assets, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding.  Neither Seller nor any Subsidiary are subject to any Order (other than in the Ordinary Course of Business relating to the Purchased Assets, Assumed Liabilities or NetBank Finance).  Neither Seller nor any Subsidiary are engaged in any legal action related to the Purchased Assets, NetBank Finance or the Assumed Liabilities to recover monies due it or for damages sustained by it except in the Ordinary Course of Business.

(b)           There are no Legal Proceedings or Orders issued, pending or, to the Knowledge of Seller, threatened, against Seller or any Subsidiary or any of their respective assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Body, arbitrator or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, restricting, delaying, making illegal or otherwise interfering with, this Agreement, the Seller Documents, the consummation of the transactions contemplated hereby or thereby or any action taken or proposed to be taken by Seller pursuant hereto or in connection with the transactions contemplated hereby or thereby. To the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding or the issuance of any such Order.

(c)           Except as set forth on Schedule 5.15(c) to the Disclosure Letter, neither Seller nor any Subsidiary is a party to any written agreement, consent agreement or memorandum of understanding with or a party to any commitment letter or similar undertaking with, and the Board of Directors thereof has not adopted any resolutions at the request of, any Governmental Body that restrict the conduct of any of their respective business operations or activities or that are in any manner related to its capital adequacy, its credit policies, its management, nor have Seller or any Subsidiary been advised by any Governmental Body that the entity is considering requesting such an agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking, or Board of Directors resolutions.

5.16         Compliance with Laws; Permits.

(a)           Except as set forth on Schedule 5.16(a) to the Disclosure Letter, and except as set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, (without giving effect to any amendment filed after the date of this Agreement), or any subsequent Current Report on Form 8-K, as it relates to the Purchased Assets, Assumed Liabilities or NetBank Finance, Seller (i) conducts its business in compliance with all applicable Laws or to the employees conducting such businesses; (ii) is in compliance in all material respects with all Laws of every Governmental Body applicable to its operations or assets including all licensing, lending, consumer protection and escheat laws; and (iii) has received, since

December 31, 2005, no written notification from any Governmental Body (A) asserting that it is not in compliance with any of the Laws which such Governmental Body enforces or (B) threatening to revoke any license, franchise, Permit or governmental authorization.  Neither Seller nor any Market Street has received from any Governmental Body, since December 31, 2006, any written or other notice of or been charged with the violation of any Law.  To the Knowledge of Seller, neither Seller nor Market Street is under investigation with respect to the violation of any Law and there are no facts or circumstances which could form the basis for any such violation.

(b)           Seller and Market Street currently have all Permits which Seller and Market Street are required to maintain in connection with their respective business operations and activities as presently conducted.  Seller and Market Street have made all filings, applications, and registrations with Regulatory Authorities that are required to be made by it or for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no breach or violation of, or default under any Permit applicable to its business or employees conducting its business.  Seller and Market Street have paid all fees and assessments due and payable in connection therewith.  Neither Seller nor Market Street is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which the business operations and activities of Seller and Market Street are subject or by which its properties or assets are bound and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation.  All applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any Permit have been duly made on a timely basis with the appropriate Governmental Body.

(c)           Neither Seller nor Market Street have taken or agreed to take any action, and to Seller’s Knowledge it is not aware of any fact, circumstance or reason that (i) is reasonably likely to impede or delay receipt of any Consents of Regulatory Authorities referred to in Sections 5.3(b) of this Agreement, or (ii) would result in the imposition of a condition that would reasonably be expected to result in a Material Adverse Effect.

(d)           Except as set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005,  its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), or any subsequent Current Report on Form 8-K, neither Seller nor Market Street are subject to, have been advised or have reason to believe that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it.

5.17         Environmental Matters.  Except as set forth on Schedule 5.17 to the Disclosure Letter:

(a)           no Hazardous Materials have been used, stored or otherwise handled in any manner by Seller or any of the Subsidiaries on, in, from or affecting the Seller Property except in compliance with applicable Environmental Laws;

(b)           to the Knowledge of Seller, no Hazardous Materials have at any time been released into or stored on or in the Seller Property or any other properties presently or formerly owned, operated or used by Seller or Market Street;

(c)           Seller has not received any notice of any violations (and, to the Knowledge of Seller, there are no existing violations) of any applicable Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, in, from or affecting the Seller Property and there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened by any Person with respect to any such violations; and

(d)           the Seller Property is currently being, and have in the past been, operated by Seller in all material respects in accordance and in compliance with all applicable Environmental Laws and, to the Knowledge of Seller, all such property has been operated in the past by third parties in all material respects in accordance with, and in compliance with, all applicable Environmental Laws.

5.18         Insurance.  Seller and Market Street have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which Seller or Market Street are a party or by which they are bound and are for amounts and coverages as are customary for similarly situated businesses.  No event relating to Seller or Market Street has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller or Market Street during such period.  All such insurance will remain in full force and effect and all such insurance relating to the Purchased Assets, Assumed Liabilities and NetBank Finance is assignable or transferable to Purchaser.  No event has occurred, including the failure by Seller or Market Street to give any notice or information or Seller or Market Street giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or Market Street under any such insurance policies.

5.19         Receivables.  All Receivables shown on the Balance Sheet that will be Purchased Assets will represent valid and enforceable claims against the representative account debtor and each obligor thereon (if any) and are not subject to any defenses, counterclaims, or rights of setoff other than those arising in the Ordinary Course of Business and for which adequate reserves have been established, and are fully collectible to the extent not reserved for in the balance sheet on which they are shown.  Except as disclosed on Schedule 5.19 to the Disclosure Letter, such Receivables are owned by Seller and the Subsidiaries free and clear of all Liens, except for Permitted Exceptions.

5.20         Loan Originations.

(a)           Seller and its Subsidiaries have been, during the last three years, and are in compliance with all Applicable Requirements, and all applicable Laws, Agency, investor and Insurer requirements applicable to them, their assets and their conduct of business, except as would not be materially adverse to Seller and its Subsidiaries. Except as would not be materially adverse to Seller and its Subsidiaries, Seller and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all reports that any Governmental Body or Insurer requires that it file with respect to its mortgage origination business. Neither Seller nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any PMI or commitment of any private mortgage insurer to insure; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers; or (vi) any surety or guaranty agreement, in each case applicable to the Mortgage Loans or reasonably necessary to the operation of their respective businesses.   Except as disclosed in Schedule 5.20(a) to the Disclosure Letter, no Agency has indicated to Seller or any of its Subsidiaries in writing, or to the Knowledge of Seller, in any other manner, that it has terminated or intends to terminate its relationship with Seller or any such

Subsidiary for poor performance, poor loan quality or concern with respect to Seller’s or any Subsidiary’s compliance with Laws or that Seller or any of its Subsidiaries is in default under or not in compliance with respect to any Applicable Requirements, except as would not, individually or in the aggregate, be materially adverse to Seller and its Subsidiaries.  The loan origination and underwriting processes, procedures and guidelines of Seller and its Subsidiaries are adequate and are consistent with generally accepted industry standards, and Seller and its Subsidiaries have not taken any action or omitted to take any action in violation of such loan origination and underwriting processes, procedures and guidelines with respect to any of the Mortgage Loans or Beacon Loans.

(b)           Except as set forth on Schedule 5.20(b) to the Disclosure Letter, the representations and warranties set forth on Exhibit 5.20(b) are true and correct with respect to each Mortgage Loan other than a Georgia Affordable Housing Loan or the Habitat Loan.

(c)           Except as set forth on Schedule 5.20(c) to the Disclosure Letter, the representations and warranties set forth on Exhibit 5.20(c) are true and correct with respect to each Georgia Affordable Housing Loan and the Habitat Loan.

(d)           Except as set forth on Schedule 5.20(d) to the Disclosure Letter, all HELOC Loans with a zero balance of unpaid principal on the Closing Date that are or will be Purchased Assets have an active line of credit as of the Closing Date and should not have been closed or terminated in accordance with the terms thereof.

(e)           As of the Closing Date, all advances made to Mortgagors by any servicer, Seller or its designee with respect to HELOC Loans have been in strict accordance with the terms of the related Mortgage and credit line agreement; further, any servicer, Seller or its designee have not agreed, committed, arranged or entered into any understanding in connection with such advances which render the terms of the applicable Mortgage and credit line agreement unenforceable or which negatively impact Purchaser’s ability to collect all advances thereunder.

5.21         Beacon Loans and Leases.  The representations and warranties set forth at Exhibit 5.21 shall be true and correct with respect to each Beacon Loan other than a Georgia Affordable Housing Loan or the Habitat Loan.

5.22         Related Party Transactions.

(a)           Neither Seller nor the Subsidiaries, any Affiliate of Seller or any of their respective executive officers, directors or employees (i) own any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller or any of the Subsidiaries, or a participant in any transaction related to the Purchased Assets and Assumed Liabilities to which Seller or any of the Subsidiaries is a party or (ii) is a party to any Contract with Seller or any of the Subsidiaries related to the Purchased Assets or Assumed Liabilities, except with respect to clauses (i) and (ii) (A) for ownership interests of 10% or less of any entity, (B) for business dealings or transactions in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, and (C) as set forth on Schedule 5.22 to the Disclosure Letter.

(b)           Other than as permitted by Regulation W as modified by 12 C.F.R. 563.41, each Contract, agreement, or arrangement between Seller or any of the Subsidiaries on the one hand, and any Affiliate of Seller or any officer, director or employee of Seller on the other hand, is on commercially reasonable terms no more favorable to the Affiliate, director, officer or employee of Seller than what any third party negotiating on an arms-length basis would reasonably expect.

5.23         Financial Advisors.  Except for Sandler O’Neill LLP, whose fees, if any, shall be paid by Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.24         Deposits.

(a)           All of the deposits are insured by the FDIC to the maximum extent provided in the rules and regulations of the FDIC.

(b)           All of the deposits were marketed, issued and have been continuously serviced in compliance with all applicable Laws and the terms of the deposits themselves, including, without limitation, Laws relating to the acceptance of deposits, the truth-in-savings act, federal deposit insurance in general and pass-through insurance in particular (as referenced in 12 C.F.R. Section 330.14), escheatment and/or abandoned property and, where applicable, issuance of brokered deposits.

(c)           Seller has provided, or shall provide as soon as reasonably practicable after the date hereof, to Purchaser all forms that have been used for the deposits.  All deposits were issued using one of such forms and no other form, and such forms have not been substantively modified for any of the deposits other than as set forth in change in terms notifications, copies of which have been provided to Purchaser.  None of the deposits restricts the assignment and assumption contemplated by this Agreement and such deposits may be assigned by Seller without restriction, other than the: (i) requirement of regulatory approval which is obtained prior to Closing; and (ii) depositors’ rights of withdrawal.

(d)           Neither Seller nor, to Seller’s Knowledge, any deposit broker has made any promise, agreement or commitment to any depositor in connection with a deposit, except in the Ordinary Course of Business in connection with servicing the deposits and recorded in the Bank’s Books and Records.

(e)           Each deposit is enforceable in accordance with its terms.

(f)            None of the Bank’s certificates of deposit: (i) permit additional deposits thereto; or (ii) permit early withdrawals except: (A) upon the death or adjudication of incompetence of the underlying Depositor; or (B) as described in Schedule 5.24(f) to the Disclosure Letter.  All of the Bank’s certificates of deposit constitute time deposits for purposes of Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204.

(g)           All of the deposits that constitute brokered deposits were issued in full compliance with Section 29 of the Federal Deposit Insurance Act and 12 C.F.R. Sec. 337.6 and with the terms and conditions of the brokered deposit agreements under which they were issued and Seller is otherwise in compliance with the terms and conditions of such agreements.  Such agreements do not prohibit or restrict the assignment and assumption or substitution contemplated by this Agreement.

(h)           Seller and/or a deposit broker, if applicable, have performed all obligations required to be performed under the deposits up to the Closing Date and under any additional promises, commitments and agreements made to depositors and recorded in the Bank’s books and records.  Seller is not in default under any of the deposits.  Without limiting the generality of the foregoing, Seller has paid to the depositors all interest that is due and payable on and before the Closing Date.

(i)            Schedule 5.24(i) to the Disclosure Letter accurately reflects the term and maturity dates of all certificates of deposit, the interest rates on all deposits, the frequency of paying interest thereon, the identities of deposit brokers, if any, and the liabilities assumed by Purchaser in respect thereof.  Schedule 5.24(i) to the Disclosure Letter accurately reflects notations on or reissuances of Master Certificates for CDs.  Seller has previously provided to Purchaser a list in electronic form that accurately represents of all Deposit Liabilities as of April 30, 2007.

(j)            Seller has timely paid all deposit insurance assessments required under section of the Federal Deposit Insurance Act and 12 C.F.R., Part 327 and all assessments, as determined by the FDIC, to pay interest on bonds issued by the Financing Corporation.

(k)           No error, omission, negligence, misrepresentation, fraud, identity theft, or similar occurrence has taken place on the part of the Seller, nor, to the Knowledge of Seller, a depositor or any deposit broker or any other Person with respect to the origination or servicing of any Deposit Liability.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1           Organization and Good Standing.  Purchaser is a federal savings and loan association chartered by the Office of Thrift Supervision (“OTS”), and is duly organized, validly existing and in good standing under the laws of the United States.

6.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3 of the disclosure letter provided by Purchaser to the Seller as of the date of this Agreement (the “Purchaser Disclosure Letter”), none of the execution and delivery by Purchaser of this Agreement or by Purchaser of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser; (ii) any Contract or Permit to which a Purchaser is a party or by which any of the properties or assets of Purchaser is bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of a Purchaser are bound; or (iv) any applicable Law, except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)           No consent, waiver, approval, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with (i) the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Purchaser, except (A) (1) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by the OTS and the FDIC and (2) compliance with the applicable requirements of the HSR Act,(2) and (B) as set forth on Schedule 6.3 to the Purchaser Disclosure Letter.

6.4           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6           Financing.  Purchaser has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to purchase the Purchased Assets and assume the Assumed Liabilities on the terms and conditions of this Agreement.  Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1           Access to Information.  Seller shall, and shall cause the Subsidiaries to, afford Purchaser, its officers, employees, advisors, attorneys, accountants and representatives reasonable access to make such investigation of the properties, businesses and operations of Seller and the Subsidiaries and such examination of the books, records and financial condition of Seller and the Subsidiaries as it reasonably requests and to make extracts and copies of such books and records; and access to the members of management and personnel of Seller and the Subsidiaries.  Any such investigation, examination, discussion and review shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cooperate fully therein.  No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or the Seller Documents.  In order that Purchaser may

(2)           HSR Act filing requirement to be discussed with Seller’s counsel.

have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Seller and the Subsidiaries, Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and the Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

7.2           Conduct of Operations Pending the Closing.

(a)           Except as otherwise contemplated by this Agreement, by applicable Law, or with the prior written consent of Purchaser, and solely as it relates directly or indirectly to NetBank Finance, the Purchased Assets or the Assumed Liabilities, Seller prior to the Closing Date shall:

(i)            conduct its business and operations only in the Ordinary Course of Business, including maintaining competitive deposit rates;

(ii)           use its commercially reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of Seller and (B) preserve the present relationships with Persons having business dealings with Seller (including, without limitation, customers, suppliers, officers, employees, underwriters, agents, brokers, sales representatives, correspondents, landlords and investors);

(iii)          maintain (A) all of the assets and properties of Seller and the Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of Seller and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)          (A) maintain the books, accounts and records of Seller and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of Seller and the Subsidiaries;

(v)           comply in all material respects with all applicable Laws;

(vi)          pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Purchased Intellectual Property;

(vii)         continue the existing credit collection control of delinquencies and other policies and practices relating to the conduct of Seller and the Subsidiaries; and

(viii)        not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)           Except as otherwise contemplated by this Agreement or with the prior written consent of Purchaser, Seller shall not, and shall not permit the Subsidiaries to:

(i)            (A) increase the annual level of compensation of any Employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, director or consultant, or (C) increase the coverage or benefits with respect to any

Employee available under any Employee Benefit Plan or create or enter into any new Employee Benefit Plan;

(ii)           make any loan or advance to any Person other than in the Ordinary Course of Business;

(iii)          incur or assume any indebtedness other than in the Ordinary Course of Business;

(iv)          subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of Seller or any of the Subsidiaries;

(v)           except as in accordance with Section 7.6, sell, assign, license, transfer, convey, lease or otherwise dispose of any assets or properties (whether real or personal, tangible or intangible) of Seller and the Subsidiaries;

(vi)          except as in accordance with Section 7.6, enter into or agree to enter into any merger or consolidation with, any corporation or other entity, or engage in any new business or invest in, make a loan (other than in the Ordinary Course of Business), advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vii)         prior to the Closing Date, cancel or compromise any debt or claim or waive or release any right of Seller or any of the Subsidiaries;

(viii)        prior to the Closing Date, deviate from or change in any respect the credit or underwriting policies or collateral eligibility standards of Seller or any Subsidiary;

(ix)           enter into any transaction or to enter into, modify, amend, terminate or renew any Contract relating to a Purchased Asset, NetBank Finance or Assumed Liability which by reason of its size, terms or otherwise is not in the Ordinary Course of Business;

(x)            enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of NetBank Finance, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

(xi)           terminate, amend, restate, supplement or waive any rights under any (A) Material Contract relating to a Purchased Asset, NetBank Finance or Assumed Liability or (B) Permit;

(xii)          amend the certificates of organization or incorporation or by-laws (or other similar governing documents) of Seller or any Subsidiary; or

(xiii)         agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect or (C) that would reasonably be expected to have a Material Adverse Effect.

7.3           Consents.  Seller shall use (and shall cause each of the Subsidiaries to use) its reasonable best efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b).  Seller and Purchaser shall equally share the cost of obtaining such consents and approvals.

7.4           Regulatory Approvals.

(a)           Each of Purchaser and Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each of Purchaser on the one hand and Seller on the other hand shall be responsible for and shall pay one-half of all filing fees for required filings under the HSR Act.  Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  Subject to applicable Law, no party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b)           Each of Purchaser and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Seller shall use commercially reasonable efforts, and Purchaser shall cooperate with Seller and its Affiliates, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests.  Each of Purchaser and Seller shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Purchased Assets, (ii) to agree to any limitation on the operation or conduct of NetBank Finance, or any of Purchaser’s business or operations, or (iii) to waive any of the conditions to this Agreement set forth in Section 9.1.

(c)           Without limiting the foregoing, Seller and Purchaser shall cooperate with the other and use their commercially reasonable efforts to promptly: (i) file applications and notices, as applicable, with the OTS under the Bank Merger Act, the Home Owners’ Loan Act, as amended, and the regulations promulgated thereunder, and obtain approval of, or non-objection to, such applications and notices, (ii) file any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) make any notices to or filings with the Small Business Administration, (iv) make any notices or filings under the HSR Act, and (v) make any filings with and obtain any consents and approvals in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”).

7.5           Further Assurances.

(a)           Subject to Section 7.4, each of Seller and Purchaser shall use commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)           Seller and the Subsidiaries shall execute such additional documents and take such other actions as may be reasonably necessary or desirable to secure, record or perfect the assignment of the Purchased Intellectual Property and Purchased Technology to Purchaser and to allow Purchaser to register, maintain, defend, enforce and otherwise obtain the full benefits of the Purchased Intellectual Property and Purchase Technology.

(c)           Seller shall cooperate with Purchaser’s efforts to cause each of the individuals listed on Schedule 7.5(c) to the Disclosure Letter to enter into mutually acceptable employment agreements prior to the Closing.

(d)           Seller agrees to forward promptly to the Purchaser: (i) any payments (properly endorsed without recourse as necessary) which are received by Seller on or after the Closing Date that relate to the Mortgage Loans, Beacon Loans and Leases and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and (ii) any notices or other correspondence received on or after the Closing Date that relate to the Mortgage Loans, Beacon Loans, Leases or other Purchased Assets.

(e)           (i)  For all Mortgage Loans that are not MERS Loans and except to the extent otherwise directed by Purchaser, prior to the Closing Date, Seller shall prepare and, on the Closing Date, Seller shall cause an Assignment of Mortgage to be properly recorded in each public recording office where mortgage loans are recorded.  An “Assignment of Mortgage” means an assignment, notice of transfer or equivalent instrument in recordable form, of the Mortgage, securing a Mortgage Loan which creates a lien on an estate in fee simple in real property, that is sufficient under the laws of the jurisdiction wherein the applicable real property is located to reflect the transfer of such Mortgage to Purchaser, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Mortgage Loans secured by real property located in the same jurisdiction, if permitted by law.  Additionally, Seller shall prior to the Closing prepare and execute any note endorsements relating to any of the Mortgage Loans.

(ii)  For all Mortgage Loans that are MERS Loans, Seller shall take, at Seller’s cost and expense, such steps as are necessary to reflect Purchaser as owner of the underlying Mortgage.

(f)            Seller shall (i) prior to the Closing Date (to be effective as of the Closing Date), endorse the promissory notes, notes, instruments or other evidence of indebtedness with respect to the Beacon Loans and Leases in favor of Purchaser, (ii) prepare, prior to the Closing Date and in such manner as is necessary to perfect the sale of the Beacon Loans and Leases to the Purchaser and the proceeds thereof, and on the Closing Date file all UCC-3 forms or other similar forms or notices that evidence that all UCC-1 financing statements, that evidence Beacon Loans and Leases in favor of the Bank or its Subsidiaries have been assigned to Purchaser, (iii) deliver a file-stamped copy to the Purchaser of each such financing statement (or continuation statement) or other evidence of such filings (which may, for purposes of this Section, consist of telephone confirmation of such filings with the file stamped copy of each such filings to be provided to the Purchaser in due course), as soon as is practicable after receipt by the Seller thereof, and (iv) prepare and execute all assignments relating to the Loan Agreements, Lease Agreements and related Ancillary Documents necessary to assign the Loan Agreements, Lease Agreements and related Ancillary Documents to Purchaser as of the Closing Date.

(g)           Seller shall deliver to Purchaser audited financial statements for the year ending December 31, 2006 as soon as practicable.

7.6           No Shop.

(a)           Neither Seller nor any of Seller’s Affiliates will, and will not permit any of their respective directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination (excluding a merger or business combination with Parent or a wholly owned direct or indirect subsidiary of Parent that is conditioned on the Closing under this Agreement), purchase, assumption or disposition of any amount of the Purchased Assets, NetBank Finance, the Deposit Liabilities or the capital stock of Seller (excluding a merger or business combination with Parent or a wholly owned direct or indirect subsidiary of Parent that is conditioned on the Closing under this Agreement) other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning operations, properties, assets or liabilities of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)           Seller shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to Seller or any of the Subsidiaries or for access to the properties, books or records of Seller or any Subsidiary by any Person other than Purchaser.  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of Seller, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  Seller shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)           Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing; provided that Seller may continue discussions that relate to a merger or business combination with Parent or a wholly owned direct or indirect subsidiary of Parent that is conditioned on the Closing under this Agreement.  Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Seller or any of the Subsidiaries is a party.

7.7           Non-Competition; Non-Solicitation; Confidentiality.

(a)           For a period from the date hereof until the third anniversary of the Closing Date, Seller shall not and shall cause Parent and its Subsidiaries not to (other than Market Street, the Market Street Joint Ventures, River City Mortgage Services, LLC and any other joint venture in which Market Street has an ownership interest or for which Market Street provides origination, marketing, warehouse or administrative services in the Ordinary Course of Business) not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business conducted or engaged in by NetBank Finance, accepting any deposits, originating, purchasing, selling, retaining or servicing any loans or leases which are of a type originated, purchased, sold, retained or serviced by Purchaser or Seller, providing any banking or related services or otherwise competing with Purchaser other than any business or operations relating to the Excluded Assets (a “Restricted Business”) in North America; provided, however, that the restrictions contained in this Section 7.7(a) shall not restrict Seller from acquiring, directly or indirectly, less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)           For a period from the date hereof to the third anniversary of the Closing Date, Seller shall not and each shall cause each Parent and its Subsidiaries not to, cause, solicit, induce or encourage any Employees who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual.

(c)           For a period from the date hereof to the third anniversary of the Closing Date, Seller shall not, and each shall cause Parent and its Subsidiaries not to, directly or indirectly, cause, induce or encourage any Person who is an actual or prospective client, customer, broker, correspondent, supplier, or licensor of Seller or the Subsidiaries as of the date hereof or of the Closing Date to terminate or modify any such actual or prospective relationship.  Further, for a period of three years after the Closing Date, Seller shall not (i) maintain any list of the Seller’s Former Depositors for the purpose of marketing loans or attracting deposits, (ii) specifically target and solicit customers of Seller or Purchaser using any customer or mailing list which consists primarily of customers of Seller; provided, however, that these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all customers of Seller or Seller’s Affiliates, or to the public or newspaper, radio, television or Internet advertisements of a general nature or otherwise prevent Seller from taking such actions as may be required to comply with any applicable Law.

(d)           Confidentiality For a period from the date hereof to the third anniversary of the Closing Date, Seller shall not and shall cause Parent and its Subsidiaries and Parent and its and such Subsidiaries’ respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below).  Neither Seller nor its respective officers, directors and Parent or its Subsidiaries shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 7.7(d), “Confidential Information” shall mean any confidential information with respect to the Purchased Assets, Assumed Liabilities and NetBank Finance including, methods of operation, customers, customer lists, broker and correspondent lists, products, prices, fees, costs, Technology, inventions, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

From and after the date hereof, Seller shall not, and each shall cause its Subsidiaries and its and such Subsidiaries’ respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Trade Secrets (as defined below).

(e)           The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7.  The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 7.7, the portion of the Purchase Price which is allocated by the parties to the foregoing covenants shall not be considered a measure of or limit on such damages.

(f)            The parties agree that the covenants contained in this Section 7.7 are reasonable and valid in time and scope and in all other respects.  The covenants set forth herein shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  The parties hereto further agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.8           Preservation of Records.  Subject to this Section 7.8, Seller and Purchaser each agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Purchased Assets and Assumed Liabilities for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or any of their Affiliates or Purchaser or any of its Affiliates or in order to enable Seller or Purchaser to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  Notwithstanding the foregoing, in the event Seller or Purchaser wish to destroy (or permit to be destroyed) such records after three years and before seven years, such party may destroy (or permit to be destroyed) such records without liability or obligation to the other party provided that such party wishing to destroy the records shall first give 90 days prior written notice to the other, receipt of which notice must be acknowledged, and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

7.9           Publicity.

(a)           Except for the issuance of a press release upon the signing of this Agreement, none of Parent, Seller, their Affiliates nor Purchaser shall issue any press release or public announcement concerning the terms of this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the respective counsel of such party, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such party’s securities are traded; provided, that, to the extent required by applicable Law, such party shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b)           Each of Purchaser, Parent and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller (as applicable) agrees to use its reasonable best efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement the other party shall request.

7.10         Notice to Borrowers and Lessees.  Purchaser and Seller shall notify each Mortgagor under the Mortgage Loans of the sale of the Mortgage Loans and each borrower and guarantor under the Beacon Loans and Leases in accordance with applicable Laws.  As promptly as reasonably practicable after the Closing Date or at such other times as may be required by applicable Law, Purchaser and Seller shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Mortgage Loans, Beacon Loans and Leases have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Purchaser after the Closing Date.

7.11         Use of Name.  Except as set forth on Schedule 7.11 to the Disclosure Letter, Seller hereby agrees that upon the consummation of the transactions contemplated hereby, Purchaser will have the sole right to the use of the trade name “NetBank” and any other trade names used by Seller and the Subsidiaries and all similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the phrase “NetBank,” including any name or mark confusingly similar thereto (collectively, the “Business Marks”) and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof; provided, that Seller may continue to use the name “NetBank” until the first anniversary of the Closing Date pursuant to the terms of the Licensing Agreement attached hereto as Exhibit E and the Seller and the Subsidiaries may continue to use the trade names, trademarks, service marks and logos set forth on Schedule 7.11 to the Disclosure Letter.  In furtherance thereof, as promptly as practicable but in no event later than one hundred eighty (180) days following the Closing Date, Seller and the Subsidiaries shall remove, strike over or otherwise obliterate all Business Marks from all materials owned by Parent and Seller and used or displayed publicly including, without limitation, any sales and marketing materials, displays, signs, promotional materials and other materials.

7.12         Net Worth.   For a period of three years after the Closing Date, Seller shall maintain a Net Worth equal to at least the Minimum Net Worth and shall maintain liquidity in an amount that is reasonably sufficient to enable Seller to satisfy its indemnification obligations under Article X of this Agreement.  During such three year period, Seller shall not make any distributions to its shareholder or transfer any of its assets if such actions would cause Seller’s net worth to fall below the Minimum Net Worth or would cause Seller’s liquidity to fall below an amount that is reasonably sufficient to enable Seller to satisfy its indemnification obligations under Article X of this Agreement.  For purposes of this Agreement, (i) “Minimum Net Worth” means an amount equal to $7,000,000 less the amount of any indemnification payments actually paid to the Purchaser under Article X of this Agreement and (ii) “Net Worth” means the difference between the book value of Seller’s assets and Seller’s liabilities, in each case determined in accordance with GAAP as of the applicable date for which such determination is to be made.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1           Employment.

(a)           Transferred Employees.  At least 15 Business Days prior to Closing, Purchaser shall deliver Schedule 8.1(a) to the Disclosure Letter to Seller identifying those Employees that will be offered employment with Purchaser following the Closing.  At least five days prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to each of those Employees identified by Purchaser on Schedule 8.1(a) to the Disclosure Letter to commence such employment immediately upon the Closing Date, which shall include the following: (i) substantially all of the employees of NetBank Finance, (ii) certain employees of Seller’s corporate support, banking and servicing divisions such as finance, accounting and marketing), and (iii) certain other employees of Seller.  Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b)           Excluded Employees.  Any Employee who is not offered employment by Purchaser prior to Closing or who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”

(c)           Purchaser shall provide compensation and employee benefits (including, without limitation, salary or wages (as appropriate), bonus, health, life and disability insurance, but specifically excluding stock options, restricted stock or other plans involving the potential issuance of securities or equity rights) to Transferred Employees that are no less favorable in the aggregate to such Transferred Employees and any dependents and beneficiaries of such Transferred Employees, as appropriate, than those provided to a similarly situated employee of Purchaser or its Affiliates who is not a Transferred Employee taking into account the employee’s performance and geographic location; provided, that if Purchaser terminates any Transferred Employee’s employment without cause within six (6) months after hiring the individual, the employee shall be entitled to any severance payment that such individual would have received had he or she been terminated by the Seller as a result of the Closing.  Except as specifically set forth in the immediately preceding sentence with respect to compensation and benefits for Transferred Employees, nothing in this Agreement shall be construed as restricting Purchaser, Seller or any Affiliate of the Purchaser, in the exercise of its independent business judgment, in modifying any of the terms and conditions of the employment of any employee following the Closing or terminating the employment of any employee, including any Transferred Employee, following the Closing.

(d)           With respect to the benefit plans of Purchaser in which any Transferred Employee participates after the Closing (each, a “Purchaser Benefit Plan”), Purchaser shall cause each such Purchaser Benefit Plan to recognize the service of each such Transferred Employee prior to the Closing with Seller and its Affiliates as employment with Purchaser and its Affiliates for purposes of eligibility and benefit entitlement, but not for purposes of benefit accrual, under each such Purchaser Benefit Plan.  With respect to medical, dental and other health and welfare Purchaser Benefit Plans covering Transferred Employees as required herein, Purchaser shall waive any waiting periods or limitations or exclusions relating to pre-existing conditions to the extent that such periods, limitations or exclusions were not applicable to or had been satisfied by such Transferred Employees immediately prior to the Closing Date under applicable Employee Benefit Plans of Seller or their Affiliate.

(e)           Purchaser shall not be responsible (and Seller shall be responsible) for any health and accident claims and expenses with respect to services provided to the Transferred Employees prior to the Closing.  Seller shall not be responsible (and Purchaser shall be responsible) for any health and accident claims and expenses with respect to services provided to Transferred Employees from and after the Closing Date.  Purchaser agrees to provide continuation coverage required by COBRA to all Transferred Employees and their covered beneficiaries who become entitled to COBRA coverage in connection with a “qualifying event” (as such term is defined in ERISA) that occurs after the Closing Date.  Seller shall provide continuation coverage required by COBRA to all Transferred Employees and their covered beneficiaries who became entitled to COBRA coverage in connection with a “qualifying event” that occurred on or before the Closing Date.

(f)            Nothing in this Article VIII shall require Purchaser or Seller to provide or continue any specific plans, programs, policies or arrangements.  Furthermore, Purchaser shall not assume any Employee Benefit Plan which is maintained, contributed to or required to be contributed to by Seller, and Seller shall retain all Liabilities and obligations for all benefits incurred, accrued, or legally committed to, if any, under such Employee Benefit Plans including, without limitation, responsibility for all welfare plan claims incurred by Employees and all long or short-term disability claims arising from disabilities.  For this purpose, a claim is incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim is incurred upon death.  Seller shall retain all Liabilities and obligations to provide post-retirement health and life insurance benefits to former and current Employees (and their covered spouses and dependents) incurred under the terms of the Employee Benefit Plans which are maintained, contributed to or required to be contributed to Seller.  Any obligation to provide employee benefits to Excluded Employees shall remain the obligation of the Seller.

(g)           The Transferred Employees will be eligible within a period that is consistent with other employees participating in the Purchaser 401(k) Plan after the Closing Date to participate in a plan established, maintained or adopted by Purchaser which is described in Section 401(k) of the Code (individually a “Purchaser 401(k) Plan”).  To the extent permitted under Section 401(k) of the Code and the regulations promulgated thereunder, the Purchaser 401(k) Plan will provide that the Transferred Employees will have the right to make direct rollovers from Seller’s 401(k) plans to the applicable plan of their vested accounts in the Purchasers’ 401(k) Plan to the extent those rollovers constitute “eligible rollover distributions” within the meaning of Section 402(c)(4) of the Code.  Such rollover distributions received by the Purchaser 401(k) Plan shall not include any participant loans.  None of the assets involved in such rollover shall include shares of Parent stock.  The Transferred Employees will receive credit under the Purchaser 401(k) Plan for all service with Seller or the Subsidiaries for purposes of satisfying any service requirement to participate in the applicable plan and any service requirement to earn a vested benefit under the applicable plan; however, such service shall not be credited for any other purpose under the Purchaser 401(k) Plan.

(h)           Seller shall remain liable and pay, perform and discharge any and all employment, compensation and employee benefit liabilities, responsibilities and obligations of Seller and its Affiliates including, without limitation, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; and Section 510 of ERISA, which Liabilities, responsibilities and obligations are incurred as the result of incidents occurring prior to the Closing, regardless of whether claims are made or reported prior to the Closing.  In the event that Purchaser or its Affiliate or any benefit plan maintained by Purchaser or any of its Affiliates directly or indirectly incurs any costs, liabilities, obligations or legal expenses related to any such incidents occurring prior to the Closing, Seller shall reimburse and indemnify Purchaser and its Affiliates for any and all such costs, liabilities, obligations and expenses immediately upon the demand of Purchaser.

(i)            Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall not amend or have the effect of amending the terms of any Employee Benefit Plan or Purchaser Benefit Plan.

8.2           Standard Procedure.  Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96-60, 1996-2 C.B. 399, as amended and expanded by Rev. Proc. 2004-53, IRS 2004-34 (August 18, 2004), (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or the Subsidiaries.

8.3           Terminated Employees.  At the Closing, Seller shall deliver to Purchaser a true and complete list of all Employees who suffered an “employment loss” as defined in WARN within 90 days prior to the Closing Date.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Seller, and Parent in the case of Section 7.6 only, shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c)           there shall not have been or occurred any event, change, occurrence or circumstance that has had or has a reasonable likelihood of having a Material Adverse Effect since the Balance Sheet Date;

(d)           Purchaser shall have received a certificate or certificates signed by the chief executive officer and chief financial officer of Seller each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;

(e)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or imposing a Burdensome Condition;

(f)            (i) the waiting periods under the HSR Act, as applicable, and the Bank Merger Act shall have expired or early termination shall have been granted and Seller shall have obtained any other Regulatory Consent, Order or authorization of, or non-objection to, or registration, declaration or filing with, any Governmental Body including the OTS and FDIC, required to be obtained or made in connection with the execution and delivery of this Agreement or the performance and consummation of the transactions contemplated hereby and such Regulatory Consents, Orders, authorizations, non-objections, registrations, declarations and filings shall be in full force and effect and shall not contain any conditions or restrictions that may be reasonably expected to materially impair the ability of Purchaser to consummate the transactions contemplated hereby or operate NetBank Finance or any business operated by Purchaser or its Affiliates following the Closing in substantially the same manner it has been operated prior to the date of this Agreement or to otherwise enjoy the benefits of the Purchased Assets following the Closing (each a “Burdensome Condition”) and (ii) Seller shall have obtained all consents, non-objections, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.3(b) in a form and substance satisfactory to Purchaser;

(g)           Seller shall have provided Purchaser with affidavits of non-foreign status of Seller and the Subsidiaries that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(h)           Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit C;

(i)            Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit D and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(j)            Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Transition Services Agreement;

(k)           Seller shall have delivered, or caused to be delivered, to Purchaser original execution copies of all documents evidencing and/or securing the Mortgage Loans, and all Leases and Beacon Loans, Contracts relating to Mortgage Loans (excluding Investor Contracts and any other contracts relating to Excluded Assets), Loan Agreements, Lease Agreements and Ancillary Documents,

along with the credit and transaction files (including all information stored on discs, tapes, or other media) relating to such Mortgage Loans, Leases or Beacon Loans;

(l)            Seller shall have delivered, or caused to be delivered, to Purchaser original execution copies of all other documents, instruments and affidavits needed to transfer the Purchased Assets and the Assumed Liabilities;

(m)          Seller shall have delivered, or caused to be delivered, to Purchaser evidence of the release or assignment to Purchaser of the UCC-1 financing statement(s) filed by Seller or its Affiliates;

(n)           Seller shall have delivered, or caused to be delivered, to Purchaser evidence that (i) Mortgage Loans, Mortgage Notes, Loan Agreements, Lease Agreements and Ancillary Documents to be assigned and delivered to Purchaser at the Closing have been so assigned and delivered, (ii) all UCC-1 financing statements in favor of Seller or the Subsidiaries relating to any Purchased Assets have been assigned to Purchaser, (iii) except as otherwise directed by Purchaser in writing, all Assignments of Mortgages have been executed and properly filed and recorded in the applicable public recording offices, and (iv) all lockbox agreements and blocked account agreements have been assigned to Purchaser;

(o)           Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Holdback Agreement;

(p)           Each of the individuals listed on Schedule 7.5(c) to the Disclosure Letter shall have entered into an employment agreement acceptable to Purchaser and such agreement shall be in full force and effect;

(q)           Seller shall have delivered, or caused to be delivered, to Purchaser (i) certified copies of the resolutions of the Board of Directors of the Bank and Parent, in each case authorizing and approving this Agreement and the consummation of the transactions contemplated hereby; (ii) a copy of the certificate of incorporation or any other similar organizational or governing document of Seller certified as of a recent date by the Secretary of State of the jurisdiction of incorporation or organization of each such Person; (iii) a copy of the bylaws, partnership or limited liability company agreement, or any other similar organizational or governing document of Seller and the Subsidiaries certified by the Secretary of Seller; and (iv) certificates of good standing for Seller and the Subsidiaries from the Secretary of State of the state of their respective incorporation or organization, in each case dated not more than ten days prior to the Closing Date;

(r)            Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request;

(s)           Seller or any of the Subsidiaries (i) have not entered into a Contract relating to, or consummated, an Acquisition Transaction and (ii) complied in all material respects with their covenants, obligations, agreements and undertakings set forth in Section 7.6;

(t)            Seller shall have delivered, or caused to be delivered, to Purchaser evidence of the wire transfer referred to in Section 3.3, if applicable; and

(u)           Seller shall have caused the Purchased Intellectual Property set forth on Schedule 1.1(d) and the Purchased Technology set forth on Schedule 1.1(e) to be assigned to Purchaser.

9.2           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the waiting periods under the HSR Act and the Bank Merger Act shall have expired or early termination shall have been granted and Purchaser shall have obtained any other consent, approval, order or authorization of, non-objection to, or registration, declaration or filing with, any Governmental Body, including the OTS and FDIC, required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein;

(e)           Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.3, if applicable; and

(f)            Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit E.

ARTICLE X

INDEMNIFICATION

10.1         Survival of Representations and Warranties.  The representations and warranties of the parties contained in Articles V and VI of this Agreement or in any Seller Document or Purchaser Document shall survive the Closing through and including the third anniversary of the Closing Date; provided, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization), 5.2 (authorization), 5.6 (title), and 5.23 (financial advisors) shall survive the Closing indefinitely, (b) of Seller set forth in Sections 5.8 (taxes), 5.13 (employee benefits), and 5.17 (environmental matters) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization) and 6.5 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, further that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.  Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants and other agreements in this Agreement will survive the Closing and remain in effect indefinitely.

10.2         Indemnification.

(a)           Subject to Sections 10.1, Section 10.4 and Section 10.5, Seller and Parent hereby agree, jointly and severally, to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)            any and all losses, Taxes, Liabilities, claims, demands, judgments, obligations, damages, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees) or diminution in value whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) directly related to the failure of Seller’s representations and warranties set forth in Section 5.20, or otherwise based upon, attributable to or resulting from the failure of any of the other representations or warranties of Seller set forth in this Agreement or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date (without giving effect to any materiality, Material Adverse Effect or Knowledge qualifier contained therein) or in any document purporting to assign, convey or transfer Purchased Assets or Assumed Liabilities in connection with the transactions contemplated hereby (each a “Transfer Document” and collectively the “Transfer Documents”);

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

(iii)          any and all Losses attributable to any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date, (B) except as set forth in the Transition Services Agreement, any liability relating to, arising under or in connection with any Employee Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (C) any liability under WARN;

(iv)          any and all Losses arising out of, based upon or relating to any Excluded Asset, Excluded Liability or Excluded Employee;

(v)           any Losses caused by or arising out of the absence of or any defect or deficiency in the contents of filings or recordings in any public office of financing statements, continuations statements or mortgages or other documents or instruments or notices necessary under the provisions of the Uniform Commercial Code, any real property law or any comparable statute in all places where required on, before or after the Closing, to perfect, preserve and protect the interests in all Mortgage Loans, Beacon Loans and Leases transferred to Purchaser pursuant to this Agreement; and

(vi)          Any Losses caused by or arising out of the obligations of Seller under Article XI.

(b)           Subject to Sections 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)            any and all Losses based upon, attributable to or resulting from the failure of any of the representations or warranties of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date (without giving effect to any materiality, Material Adverse Effect or Knowledge qualifier contained therein);

(ii)           any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii)          any and all Losses arising out of, based upon or relating to any Assumed Liability.

(c)           The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(d)           From and after the Closing, indemnification pursuant to this Article X shall be the exclusive remedy of the parties hereto for any Losses arising out of or relating to this Agreement, except in the case of fraud, bad faith, willful misconduct or willful breach of this Agreement.

(e)           The amount of any Losses for which indemnification is provided under this Article 10 shall be net of any insurance proceeds (net of applicable policy deductibles and associated premium increases) that are actually received as an offset against such Losses.

(f)            No Person shall be entitled to collect punitive damages, special damages or consequential damages by operation of this Article X or any other provision of this Agreement, except insofar as such punitive, special or consequential damages are owed to a third party and otherwise constitute Losses hereunder

10.3         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Indemnification Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim, and in such event, the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Indemnification Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.  If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an Indemnification Claim related to a third party claim (i) may adversely affect it, the Assumed Liabilities, NetBank Finance, the Purchased Assets or any of its Affiliates other than solely as a result of monetary damages for which it could be entitled to indemnification under this Agreement, (ii) may have a material and adverse effect upon the conduct or reputation of the indemnified party after the Closing Date (which shall include any purported class action claim against Purchaser and/or its Affiliates and any claim based on an investigation, inquiry or other proceeding by a Governmental Body), or (iii) relates to Taxes and involves matters that are not indemnified hereunder or is reasonably anticipated to increase the Tax Liability for any post-closing tax period, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Indemnification Claim at the indemnifying party’s expense; provided, that  no such compromise, discharge or settlement of, or admission of Liability in connection with, such claims may be effected by the indemnified party without the indemnifying party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).

(d)           After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice. If Seller is the indemnifying party and fails to make payment of amounts due in accordance with this Article X, Purchaser may, at its option, (i) reduce the Indemnification Holdback Amount by any sums due and owning to Purchaser pursuant to this Article X in partial or total satisfaction of one or more indemnification payments due from Seller to Purchaser under this Article X or (ii) take any and all necessary actions to enforce its right to payment of any amounts due and owing Purchaser by Seller under this Article X including bringing any Legal Proceeding against Seller or Parent or both.

(e)           The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim or the indemnifying party to give reasonably prompt notice of its election as to whether to assume the defense of any Indemnification Claim shall not release, waive or otherwise affect the parties’ rights and obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

10.4         Limitations on Indemnification for Breaches of Representations and Warranties.

(a)           An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties (other than the representations and warranties set forth in Sections 5.1 (organization), 5.2 (authorization), 5.6 (title), 5.8 (taxes), 5.20 (loan originations), 5.21 (Beacon loans), 5.23 (financial advisors), 5.24 (deposits), 6.1 (organization), 6.2 (authorization), 6.5 (financial advisors) and the obligations under Section 11.1 hereof) to be true and correct exceeds $250,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses.

(b)           Seller and Parent shall not have any liability under Section 10.2(a)(i) with respect to the failure of the representations and warranties set forth in Section 5.24 (deposits) unless the aggregate amount of Losses to Purchaser finally determined to arise thereunder based upon, attributable to or resulting from the failure of such representations or warranties to be true and correct exceeds $250,000 (the “Deposit Deductible”) and, in such event, the indemnifying party shall be required to pay the amount of such Losses in excess of the Deposit Deductible.

(c)           Neither Seller nor Purchaser shall be required to indemnify any Person under Section 10.2(a)(i) or 10.2(b)(i) for an aggregate amount of Losses exceeding $10,000,000 (the “Cap”) in connection with Losses related to the breach of any of the representations and warranties of Seller or Purchaser in Articles V and VI, respectively; provided, that the Cap limitation shall not apply to Losses related to the failure of any representation or warranty contained in Sections 5.1 (organization), 5.2 (authorization), 5.6 (title), 5.8 (taxes) 5.20 (loan origination), 5.21 (Beacon loans), 5.23 (financial advisors), 5.24 (deposits), 6.1 (organization), 6.2 (authorization), 6.5 (financial advisors) and the obligations under Section 11.1 to be true and correct.

(d)           The indemnification obligations of any party hereunder shall be reduced to the extent that the Indemnified Party, through willful or grossly negligent action, inaction or omission contributes to the Loss.

10.5         Tax Treatment of Indemnity Payments.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable to the Purchaser Indemnified Parties by any Taxing Authority, Seller shall also indemnify the Purchaser Indemnified Parties for any Taxes incurred by reason of the receipt of such payment and any expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE XI

TAXES

11.1         Transfer Taxes.  Seller shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2         Prorations.  Seller shall bear all property and ad valorem Tax Liability with respect to the Purchased Assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes.  All other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date.  The portion to be paid by the Seller will be based on a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Taxable Period.  With respect to Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3         Cooperation on Tax Matters.  Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1         Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2         Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)           The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2.

(c)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.5.

12.3         Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and performed in such State.

12.5         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

NetBank

9710 Two Notch Road

Columbia, South Carolina

Facsimile:

Attention: Steven F. Herbert, Chief Executive Officer

With a copy to:

Powell Goldstein LLP

1201 West Peachtree Street, 14th Floor

Atlanta, Georgia  30303

Facsimile: (404) 572-6999

Attention: Walter G. Moeling, IV

If to Purchaser, to:

EverBank

8100 Nations Way

Jacksonville, Florida 32256

Facsimile: (904) 281-6443

Attention: General Counsel

With a copy to:

Alston & Bird LLP

The Atlantic Building

950 F Street, N.W.

Washington, D.C. 20004

Facsimile: (202) 756-3333

Attention: Michael P. Reed

12.6         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.7         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of Purchased Assets.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.8         Knowledge.  When references are made in this Agreement to information being to the “Knowledge of Parent” or “Knowledge of Seller” or similar language, such knowledge shall refer to the knowledge of any current or previous officer or director of Parent or the Bank, as applicable. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual in such person’s capacity with Seller could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

12.9         Disclosure Letter.

(a)           The disclosures in the Disclosure Letter must relate, and notwithstanding anything to the contrary therein, shall be deemed to relate, only to the specific section (or subsection thereof, if applicable) of the Agreement to which they expressly relate and not to any other section or subsection of the Agreement.

(b)           In the event of an inconsistency between the statements in the body of this Agreement and those in such Disclosure Letter (other than an exception expressly set forth in the Disclosure Letter with respect to a specifically identified section or subsection), the statements in the body of this Agreement will control.

12.10       Parent Agreement and Obligations

(a)           Parent hereby agrees to be jointly and severally liable for the prompt and complete performance of Seller’s obligations under this Agreement, including its no shop covenants under Section 7.6 and indemnification obligations under Article X, subject to the same terms, conditions, procedural requirements and limitations that apply to Seller’s indemnification obligations hereunder, as if Parent had delivered or made the same representations, warranties, covenants and agreements that Seller has delivered or made hereunder, on a joint and several basis.  Parent’s obligations hereunder are unconditional (other than with respect to the conditions applicable to Seller hereunder) irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for Purchaser to institute or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of Parent hereunder.  In addition, Parent agrees to be, and agrees to cause its Affiliates to be, subject to the restrictions, limitations, prohibitions and other covenants set forth in Section 7.6

(b)           Parent hereby irrevocably waives any right to receive a separate formal notification or to request that any other formalities or protest be accomplished as a condition to its obligations hereunder, and expressly undertakes not to exercise, and waives to the fullest extent lawful, any rights that it may have under applicable law

12.11       Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.12       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

EVERBANK

By:	/s/ Robert M. Clements
Name: Robert M. Clements
Title: Chairman and Chief Executive Officer

NETBANK

By:	/s/ Steven F. Herbert
Name: Steven F. Herbert
Title: President

NETBANK, INC. (with respect to Section 12.10 only)

By:	/s/ Steven F. Herbert
Name: Steven F. Herbert
Title: Chief Executive Officer